                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration Nos. 333-71667 and
                                             333-71667-04






                                                                      PROSPECTUS
TARGETS
TRUST V

---------------------

2,850,000 TARGETED GROWTH                   With respect to the common stock of
ENHANCED TERMS SECURITIES                   Sun Microsystems, Inc.
             (TARGETS(R))                   Due on May 15, 2003
                                            $16.525 per TARGETS

                                            Guaranteed by
                                            Salomon Smith Barney Holdings Inc.

*  Preferred securities of a trust paying:

   1. Quarterly distributions in the amount of $0.3511563 (except $0.4096823 on May 15, 2000), and

   2. A maturity payment based on the market price of the common stock of Sun Microsystems.

* The TARGETS have been approved for listing on the Chicago Board Options Exchange under the symbol "TSW".

Investing in the TARGETS involves a number of risks. See "Risk Factors" beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the TARGETS or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                    Per
                                                                  TARGETS     Total
--------------------------------------------------------------------------------------------
Public Offering Price                                             $16.525     $47,096,250.00
--------------------------------------------------------------------------------------------
Underwriting Discount to be paid by Salomon Smith Barney Holdings $0.5784     $ 1,648,440.00
--------------------------------------------------------------------------------------------
Proceeds to TARGETS Trust V before expenses                       $16.525     $47,096,250.00
--------------------------------------------------------------------------------------------

                              SALOMON SMITH BARNEY
                              --------------------
January 26, 2000             A member of citigroup [LOGO]

            TARGETS(R) (Targeted Growth Enchanced Terms Securities)

                                    SUMMARY

   This summary highlights selected information from this prospectus to help you understand the TARGETS with respect to the common stock of Sun Microsystems, Inc. You should carefully read the entire prospectus to fully understand the terms of the TARGETS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the TARGETS. You should, in particular, carefully review the section entitled "Risk Factors", which highlights a number of risks, to determine whether an investment in the TARGETS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus.

General

   TARGETS are preferred securities issued by a trust that offer a potential growth and income investment opportunity. TARGETS provide the growth potential of a particular stock in any given quarter up to an appreciation cap price that is subject to automatic resets. Although the growth potential of an investment in the TARGETS is capped, TARGETS investors receive quarterly distributions with a yield greater than the underlying stock's current dividend yield. TARGETS have a term of approximately 3 years.

Selected Purchase Considerations

* Growth Potential -- TARGETS allow you to participate in approximately the first 22.5% of appreciation in the price of the stock on which they are based in the period between the issue date and the first quarterly distribution date and in any subsequent quarter during the term of the TARGETS.

* Current Income -- TARGETS pay quarterly distributions with a yield set at a rate that is significantly higher than the dividend yield currently paid by the company on whose stock the TARGETS are based.

* Tax Advantages -- For most investors, a relatively large portion of the TARGETS' quarterly distributions will be considered a tax-free return of principal. In addition, the TARGETS generally will be subject to capital asset treatment upon sale or at maturity. These tax advantages of the TARGETS have the potential effect of producing a higher after-tax return than would be produced by a more conventional income-generating security.

* Exchange Listing -- Although the TARGETS are expected to be "buy and hold" investments, they are listed on a major exchange.

Selected Risk Considerations

   An investment in the TARGETS involves significant risks. These risks are explained in more detail in the "Risk Factors" section of this prospectus. Some are summarized here.

* Your Investment in the TARGETS Will Result in a Loss if the Price of the Common Stock Declines -- Since the maturity payment on the TARGETS is linked to the price of the underlying stock, if the price of underlying stock falls, the maturity payment could be less than your initial investment, even if the price of the underlying stock at some point over the life of the TARGETS exceeds the price of the underlying stock at the time of your initial investment.

* Your Investment in the TARGETS May Result in a Loss even if the Price of the Common Stock Rises -- The maturity payment on the TARGETS is dependent on the exchange rate at maturity. The exchange rate is subject to quarterly resets and will be reduced if the price of the common stock on any reset date exceeds the prevailing appreciation cap. As a result, the amount of any maturity payments may be less than the amount you paid for your TARGETS even if the price of the common stock at maturity is equal to, or higher than, the price of the common stock at the time you bought your TARGETS.

* The Appreciation of Your Investment in the TARGETS Will Be Capped -- The TARGETS provide less opportunity for equity appreciation than a direct investment in the common stock because the appreciation cap (as reset quarterly) will operate to limit the portion of any appreciation in the price of the common stock in which you will share to approximately the first 22.5% of the increase in the period between the issue date and the first quarterly distribution date and in any subsequent quarter, but will not limit your exposure to any depreciation in the price of the common stock. If the price of the common stock increases by more than 22.5% in any such period during the term of the TARGETS, your return on the TARGETS will therefore be less than your return on a similar security that was directly linked to the common stock but was not subject to an appreciation cap.

* If the Exchange Rate Is Reset, You Will Receive Less At Maturity Than You Would have Received Had the Exchange Rate Not Been Reset -- Any reset of the exchange rate will lower the exchange rate from its initial value of 0.20, and every subsequent periodic reset of the exchange rate will further lower the exchange rate. Each time the exchange rate is reset and a lower rate is in effect, any subsequent resets will never cause the exchange rate to rise above this lower rate. If the exchange rate is reset at any time, you will receive less at maturity than you would have received if the exchange rate had never been reset.

* You Have No Rights Against Sun Microsystems even though the Maturity Payment on the TARGETS Is Based on the Price of Sun Microsystems' Stock -- The market price of the TARGETS at any time will be affected primarily by changes in the price of the underlying stock. The yield on the TARGETS is set at a rate that is higher than the current dividend yield on the underlying stock, but may not remain higher through the term of the TARGETS is Sun Microsystems increases its dividends. Sun Microsystems is not involved in this offering and has no obligations relating to the TARGETS.

* You May Not Be Able to Sell Your TARGETS if an Active Trading Market for the TARGETS Does Not Develop -- TARGETS will be listed on a major exchange, but there can be no guarantee of liquidity in the secondary market. Although Salomon Smith Barney Inc. intends to make a market in the TARGETS, it is not obligated to do so.

* The Price at Which you Will Be Able to Sell Your TARGETS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest -- Due to changes in the price of and the dividend yield on the underlying stock, interest rates, other economic conditions and Salomon Smith Barney Holdings' perceived creditworthiness, the TARGETS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your TARGETS prior to maturity.

TARGETS TRUST V

     TARGETS Trust V is a recently formed Delaware business trust. Salomon Smith Barney Holdings will own all of the common securities of Trust V. The common securities will comprise at least 3% of Trust V's capital.

     Trust V will not engage in any activities except:

     - issuing 2,850,000 TARGETS and 88,144.33 common securities,

     - investing approximately 85.1% of the proceeds of the offering in a forward contract of Salomon Smith Barney Holdings relating to the common stock of Sun Microsystems,

     - investing approximately 14.9% of the proceeds of the offering in stripped self-amortizing U.S. treasury securities, and

     - activities incidental to the above.

     Trust V will not issue any securities except the common securities and the TARGETS.

     Trust V will be managed by trustees elected by Salomon Smith Barney Holdings, as the holder of the common securities. The holders of the TARGETS have no right to elect or remove trustees. Salomon Smith Barney Holdings will pay all costs, expenses, debts and liabilities of Trust V, including fees and expenses related to the offering of the TARGETS, but not including payments under the TARGETS.

     The address and telephone number of Trust V are:

        TARGETS Trust V
        c/o Salomon Smith Barney Holdings Inc.
        388 Greenwich Street
        New York, NY 10013
        (212) 816-6000

THE TARGETS

     The TARGETS are preferred undivided interests in Trust V. The TARGETS mature on May 15, 2003, but will be subject to acceleration to an accelerated maturity date upon the occurrence of one of the acceleration events described below. If an acceleration event occurs or Salomon Smith Barney Holdings defaults on its guarantee, holders of the TARGETS will have a preference over holders of the common securities for payments.

     The TARGETS are designed to provide you with a higher yield than the current dividend yield paid on the common stock of Sun Microsystems while also providing the opportunity for holders to share in a portion of any appreciation in the price of the common stock during a particular period up to a resettable appreciation cap. The appreciation cap was initially set at a price per share equal to 122.5% of the closing price of the common stock on the date the TARGETS were priced for initial sale to the public and will be reset each quarter, as explained more fully below. The application of the appreciation cap, and the related exchange rate (also subject to quarterly downward resets as explained more fully below), allows you to participate in approximately the first 22.5% of appreciation in the price of the common stock of Sun Microsystems in the period between the issue date and the first quarterly distribution date and in any subsequent quarter during the term of the TARGETS, but will not limit your exposure to any depreciation in the price of the common stock.

QUARTERLY DISTRIBUTIONS

     You will receive cash distributions of $0.3511563 per quarter on each TARGETS (except that the quarterly distribution payment payable on May 15, 2000 will be $0.4096823 per TARGETS), payable on each February 15, May 15, August 15, November 15, beginning May 15, 2000.

     Trust V will make quarterly distribution payments out of:

     - payments received on the treasury securities, and

     - any yield enhancement payments received from Salomon Smith Barney Holdings under the forward contract.

     Depending on market conditions at the time of pricing the TARGETS for initial sale to the public, the amount of the yield enhancement payments may be zero or a nominal amount.

     The ability of TRUST V to make quarterly distributions on the TARGETS is entirely dependent on receipt by Trust V of payments under the treasury securities and yield enhancement payments, if any, under the forward contact. If Salomon Smith Barney Holdings does not make any yield enhancement payments on the date they are due under the forward contract, it will be allowed to delay making those payments, with interest, until maturity. You should refer to the sections "Risk Factors -- You May Not Receive Yield Enhancement Payments on the Date They Are Due Because They Can Be Deferred" and "Description of the
TARGETS -- Quarterly Distributions" in this prospectus.

PAYMENT AT MATURITY

     At maturity, you will receive for each TARGETS the maturity payment and the final quarterly distribution.

  Maturity Payment

     The maturity payment per TARGETS will equal the product of (A) the current market price of the common stock as of the maturity date times (B) the exchange rate. The exchange rate was set to equal 0.20 on the date the TARGETS were priced for initial sale to the public and, as described more fully below, will be subject to automatic reset downward on reset dates occurring on each quarterly payment date (February 15, May 15, August 15 and November 15, beginning May 15, 2000) and on the maturity date. Prior to maturity, the exchange rate will only be reset if the closing price of the common stock on the relevant reset date is greater than the prevailing appreciation cap, as set at the immediately preceding quarterly reset date (or, in the case of the first reset period, the initial appreciation cap). At maturity, the exchange rate will only be reset if the current market price of the common stock (an average of closing prices over a 10-day period, as described below) is greater than the prevailing appreciation cap, as set at the immediately preceding quarterly reset date.

     The appreciation cap was initially set to equal $101.2156 (122.5% of the market price of the common stock as of the date the TARGETS were priced for initial sale to the public) and will be automatically reset at the beginning of each subsequent quarter (but not at maturity) to a price that is 22.5% above the closing price of the common stock as of the end of the previous quarter. The application of the appreciation cap and the exchange rate allows you to participate in approximately the first 22.5% of appreciation in the price of the common stock of Sun Microsystems in the period between the issue date and the first quarterly distribution date and in any subsequent quarter during the term of the TARGETS, but will not limit your exposure to any depreciation in the price of the common stock.

     Prior to maturity, automatic resets of the exchange rate will depend on the closing price of the common stock on the relevant reset date. The exchange rate in effect following any reset date other than the maturity date will be (A) if the closing price of the common stock as of the reset date is less than or equal to the prevailing appreciation cap, the then-current exchange rate (i.e., the initial exchange rate, or if the initial exchange rate has been reset, the exchange rate in effect immediately preceding that reset date), and (B) if the closing price of the common stock as of the reset date is greater than the prevailing appreciation cap, the following fraction:

            prevailing appreciation cap x then-current exchange rate
          ------------------------------------------------------------
             closing price of the common stock as of the reset date

     At maturity, an automatic reset of the exchange rate will depend on the current market price of the common stock as of the maturity date. The exchange rate at the maturity date will be (A) if the current market price of the common stock as of the maturity date is less than or equal to the prevailing appreciation cap, the then-current exchange rate (i.e., the initial exchange rate, or if the initial exchange rate has been reset, the exchange rate in effect immediately preceding the maturity date), and (B) if the current market price of the common stock as of the maturity date is greater than the prevailing appreciation cap, the following fraction:

            prevailing appreciation cap x then-current exchange rate
     ----------------------------------------------------------------------
        current market price of the common stock as of the maturity date

     The closing price used to calculate resets of the exchange rate on reset dates prior to maturity will be the closing sale price of the common stock on the relevant reset date (assuming the scheduled reset date is a trading day), or if no closing sale price is reported on that trading day, the closing sale price of the common stock on the most recent trading day for which a closing sale price was reported.

     The current market price used to calculate resets of the exchange rate at maturity and the amount of the payment at maturity will be the average daily closing sale price or, if no closing sale price is reported, the last reported sale price of the common stock for the 10 trading days immediately prior to but not including the date one business day before the maturity date.

     The exchange rate and the appreciation cap are also subject to adjustment upon the occurrence of certain events involving Sun Microsystems and its capital structure, as described in the section "Description of the TARGETS -- Dilution Adjustments" in this prospectus.

     The amount payable to holders of the TARGETS at maturity is dependent upon the current market price of the common stock at maturity and the then-current exchange rate. Based on the initial exchange rate, if the current market price on the maturity date is less than the price of the common stock upon issuance of the TARGETS, the maturity payment on each TARGETS will be less than the amount originally invested. If the exchange rate is reset during the term of the TARGETS, the current market price on the maturity date that will result in a loss on the amount originally invested will be higher than the price of the common stock upon issuance of the TARGETS. The possibility therefore exists that an investment in the TARGETS will result in a loss even if the current market price of the common stock at maturity is greater than the market price of the common stock when the TARGETS are issued.

     The TARGETS also provide less opportunity for equity appreciation than a direct investment in the common stock because the appreciation cap (as reset quarterly) will operate to limit the portion of any appreciation in the price of the common stock in which you will share to approximately the first 22.5% of any increase in the price of the common stock in the period between the issue date and the first quarterly distribution date and in any subsequent quarter, but not limit your exposure to any depreciation in the price of the common stock.

     The maturity payment with respect to each TARGETS will be paid by Trust V out of the funds received by Trust V from Salomon Smith Barney Holdings under the forward contract. Trust V's ability to make the maturity payments is entirely dependent upon Trust V receiving payment under the forward contract from Salomon Smith Barney Holdings. You should refer to the section "Description of the TARGETS -- Maturity Payment" in this prospectus.

  Maturity Payment -- Hypothetical Examples

          Because the appreciation cap and the exchange rate are dependent on the price of Sun Microsystems common stock (which may be subject to significant variations over the term of the TARGETS) and may be reset quarterly, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payment calculations that follow are intended to illustrate the effect of general trends in price of Sun Microsystems common stock on the amount payable at maturity on the TARGETS. All of the hypothetical examples use the initial price to the public of $16.525 per TARGETS and the initial exchange rate of 0.20. You should also refer to the "Risk Factors" section of this prospectus beginning on page 15.

     Hypothetical Examples:  Increase in Appreciation Cap

          In each of the seven following hypothetical examples, the appreciation cap prevailing at maturity (as set on the last quarterly reset date prior to maturity) has increased from the initial appreciation cap as a result of increases in the price of the common stock during the term of the TARGETS.

     EXAMPLE 1:  STOCK PRICE AT MATURITY IS LESS THAN ITS PRICE AT ISSUANCE AND
                 THE EXCHANGE RATE HAS NOT BEEN RESET PRIOR TO MATURITY:
                 (a) The current market price of the common stock is less than the price of the common stock when the TARGETS were issued and
                 (b) the initial exchange rate of 0.20 has not been reset during the term of the security (i.e., the closing price of the common stock on any reset date has not been greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.20
Hypothetical prevailing appreciation cap at maturity......................................  $214.375
Hypothetical current market price at maturity.............................................  $  40.00

     Exchange rate at maturity = 0.20, since the current market price is less than the prevailing appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $40.00 x 0.20 = $8.00 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT.

     EXAMPLE 2:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                 BUT LESS THAN THE PREVAILING APPRECIATION CAP, AND THE EXCHANGE RATE HAS NOT BEEN RESET PRIOR TO MATURITY:
                 (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, but less than the prevailing appreciation cap, and (b) the initial exchange rate of 0.20 has not been reset during the term of the security (i.e., the closing price of the common stock on any reset date has not been greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.20
Hypothetical prevailing appreciation cap at maturity......................................  $214.375
Hypothetical current market price at maturity.............................................  $ 140.00

     Exchange rate at maturity = 0.20, since the current market price is less than the prevailing appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $140.00 x 0.20 = $28.00 PER TARGETS.

     EXAMPLE 3:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                 AND GREATER THAN THE PREVAILING APPRECIATION CAP, AND THE EXCHANGE RATE HAS NOT BEEN RESET PRIOR TO MATURITY:
                 (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, and is also greater than the prevailing appreciation cap, and (b) the initial exchange rate of 0.20 has not been reset during the term of the security (i.e., the closing price of the common stock on any reset date has not been greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period). Because the current market price of the common stock at maturity is greater than the prevailing appreciation cap, the exchange rate is reset at maturity, as follows:

Market price of common stock upon issuance of TARGETS.......  $ 82.625
Hypothetical closing price of the common stock on the last
  quarterly reset date prior to maturity....................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset
  date prior to maturity....................................      0.20
Hypothetical prevailing appreciation cap at maturity........  $214.375
Hypothetical current market price at maturity...............  $ 300.00

    Exchange rate =  0.20 X $214.375 =  0.142917, since the current market price is greater
                     ----------------   than the prevailing appreciation cap, as set on the
                          $300.00       last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $300.00 x 0.142917 = $42.875 PER TARGETS.

     EXAMPLE 4:  STOCK PRICE AT MATURITY IS LESS THAN ITS PRICE AT ISSUANCE AND
                 THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY:
                 (a) The current market price of the common stock is less than the price of the common stock when the TARGETS were issued and
                 (b) the initial exchange rate of 0.20 has been reset to 0.13 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.......  $ 82.625
Hypothetical closing price of the common stock on the last
  quarterly reset date prior to maturity....................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset
  date prior to maturity....................................      0.13
Hypothetical prevailing appreciation cap at maturity........  $214.375
Hypothetical current market price at maturity...............  $  40.00

     Exchange rate = 0.13, since the current market price is less than the prevailing appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $40.00 x 0.13 = $5.20 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT.

     EXAMPLE 5A:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                  BUT LESS THAN THE PREVAILING APPRECIATION CAP, AND THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY TO NOT LESS THAN 0.11804:
                  (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, but less than the prevailing appreciation cap, and (b) the initial exchange rate of 0.20 has been reset to 0.13 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.13
Hypothetical prevailing appreciation cap at maturity......................................  $214.375
Hypothetical current market price at maturity.............................................  $ 140.00

     Exchange rate = 0.13, since the current market price is less than the prevailing appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $140.00 x 0.13 = $18.20 PER TARGETS.

     EXAMPLE 5B:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                  BUT LESS THAN THE PREVAILING APPRECIATION CAP, AND THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY TO LESS THAN 0.11804:
                  (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, but less than the prevailing appreciation cap, and (b) the initial exchange rate of 0.20 has been reset to 0.09 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.09
Hypothetical prevailing appreciation cap at maturity......................................  $214.375
Hypothetical current market price at maturity.............................................  $ 140.00

     Exchange rate = 0.09, since the current market price is less than the appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $140.00 x 0.09 = $12.60 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT (EVEN THOUGH THE PRICE OF THE COMMON STOCK AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE OF THE TARGETS).

     EXAMPLE 6:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                 AND GREATER THAN THE PREVAILING APPRECIATION CAP, AND THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY TO NOT LESS THAN 0.07708:
                 (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, and greater than the prevailing appreciation cap, and
                 (b) the initial exchange rate of 0.20 has been reset to 0.13 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period). Because the current market price of the common stock at maturity is greater than the prevailing appreciation cap, the exchange rate is reset at maturity, as follows:

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 175.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.13
Hypothetical prevailing appreciation cap at maturity......................................  $214.375
Hypothetical current market price at maturity.............................................  $ 300.00

    Exchange rate =  0.13 X $214.375 =  0.092896, since the current market price is greater
                     ----------------   than the prevailing appreciation cap, as set on the
                          $300.00       last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $300.00 x 0.092896 = $27.86875 PER TARGETS.

     Hypothetical Examples:  Decrease in Appreciation Cap

          In each of the six following hypothetical examples, the appreciation cap prevailing at maturity (as set on the last quarterly reset date prior to maturity) has decreased from the initial appreciation cap as a result of decreases in the price of the common stock during the term of the TARGETS.

     EXAMPLE 1:  STOCK PRICE AT MATURITY IS LESS THAN ITS PRICE AT ISSUANCE AND
                 THE EXCHANGE RATE HAS NOT BEEN RESET PRIOR TO MATURITY:
                 (a) The current market price of the common stock is less than the price of the common stock when the TARGETS were issued and
                 (b) the initial exchange rate of 0.20 has not been reset during the term of the security (i.e., the closing price of the common stock on any reset date has not been greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 50.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........     0.20
Hypothetical prevailing appreciation cap at maturity......................................  $ 61.25
Hypothetical current market price at maturity.............................................  $ 40.00

     Exchange rate at maturity = 0.20, since the current market price is less than the prevailing appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $40.00 x 0.20 = $8.00 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT.

     EXAMPLE 2A:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                  AND GREATER THAN THE PREVAILING APPRECIATION CAP (WHICH IS GREATER THAN THE STOCK PRICE AT ISSUANCE), AND THE EXCHANGE RATE HAS NOT BEEN RESET PRIOR TO MATURITY:
                  (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, and is also greater than the prevailing appreciation cap (which is greater than the stock price at issuance), and
                  (b) the initial exchange rate of 0.20 has not been reset during the term of the security (i.e., the closing price of the common stock on any reset date has not been greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period). Because the current market price of the common stock at maturity is greater than the prevailing appreciation cap, the exchange rate is reset at maturity, as follows:

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $  75.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.20
Hypothetical prevailing appreciation cap at maturity......................................  $ 91.875
Hypothetical current market price at maturity.............................................  $ 100.00

    Exchange rate =  0.20 X $91.875 =  0.18375, since the current market price is greater than
                     ---------------   the prevailing appreciation cap, as set on the last
                         $100.00       quarterly reset date prior to maturity.

     MATURITY PAYMENT = $100.00 x 0.18375 = $18.375 PER TARGETS.

     EXAMPLE 2B:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                  AND GREATER THAN THE PREVAILING APPRECIATION CAP (WHICH IS LESS THAN THE STOCK PRICE AT ISSUANCE), AND THE EXCHANGE RATE HAS NOT BEEN RESET PRIOR TO MATURITY:
                  (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, and is also greater than the prevailing appreciation cap (which is less than the stock price at issuance), and (b) the initial exchange rate of 0.20 has not been reset during the term of the security (i.e., the closing price of the common stock on any reset date has not been greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period). Because the current market price of the common stock at maturity is greater than the prevailing appreciation cap, the exchange rate is reset at maturity, as follows:

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $  50.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.20
Hypothetical prevailing appreciation cap at maturity......................................  $  61.25
Hypothetical current market price at maturity.............................................  $ 100.00

    Exchange rate =  0.20 X $61.25 =  0.1225, since the current market price is greater than
                     ---------------  the prevailing appreciation cap, as set on the last
                         $100.00      quarterly reset date prior to maturity.

     MATURITY PAYMENT = $100.00 x 0.1225 = $12.25 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT (EVEN THOUGH THE PRICE OF THE COMMON STOCK AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE OF THE TARGETS).

     EXAMPLE 3:  STOCK PRICE AT MATURITY IS LESS THAN ITS PRICE AT ISSUANCE AND
                 THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY:
                 (a) The current market price of the common stock is less than the price of the common stock when the TARGETS were issued and
                 (b) the initial exchange rate of 0.20 has been reset to 0.13 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period):

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $ 50.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........     0.13
Hypothetical prevailing appreciation cap at maturity......................................  $ 61.25
Hypothetical current market price at maturity.............................................  $ 40.00

     Exchange rate = 0.13, since the current market price is less than the prevailing appreciation cap, as set on the last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $40.00 x 0.13 = $5.20 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT.

     EXAMPLE 4A:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                  AND GREATER THAN THE PREVAILING APPRECIATION CAP (WHICH IS GREATER THAN THE STOCK PRICE AT ISSUANCE), AND THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY:
                  (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, and greater than the prevailing appreciation cap (which is greater than the stock price at issuance), and (b) the initial exchange rate of 0.20 has been reset to 0.19 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period). Because the current market price of the common stock at maturity is greater than the prevailing appreciation cap, the exchange rate is reset at maturity, as follows:

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $  75.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.19
Hypothetical prevailing appreciation cap at maturity......................................  $ 91.875
Hypothetical current market price at maturity.............................................  $ 100.00

    Exchange rate =  0.19 X $91.875 =  0.1745625, since the current market price is greater
                     ---------------   than the prevailing appreciation cap, as set on the
                         $100.00       last quarterly reset date prior to maturity.

     MATURITY PAYMENT = $100.00 x 0.1745625 = $17.45625 PER TARGETS.

     EXAMPLE 4B:  STOCK PRICE AT MATURITY IS GREATER THAN ITS PRICE AT ISSUANCE,
                  AND GREATER THAN THE PREVAILING APPRECIATION CAP (WHICH IS LESS THAN THE STOCK PRICE AT ISSUANCE), AND THE EXCHANGE RATE HAS BEEN RESET PRIOR TO MATURITY:
                  (a) The current market price of the common stock is greater than the price of the common stock when the TARGETS were issued, and greater than the prevailing appreciation cap (which is less than the stock price at issuance), and (b) the initial exchange rate of 0.20 has been reset to 0.19 during the term of the security (i.e., the closing price of the common stock on at least one reset date was greater than the prevailing appreciation cap, as set at the beginning of the relevant reset period). Because the current market price of the common stock at maturity is greater than the prevailing appreciation cap, the exchange rate is reset at maturity, as follows:

Market price of common stock upon issuance of TARGETS.....................................  $ 82.625
Hypothetical closing price of the common stock on the last quarterly reset date prior to maturity................................................................................  $  50.00
Hypothetical exchange rate as of the last quarterly reset date prior to maturity..........      0.19
Hypothetical prevailing appreciation cap at maturity......................................  $  61.25
Hypothetical current market price at maturity.............................................  $ 100.00

    Exchange rate =  0.19 X $61.25 =  0.116375, since the current market price is greater than
                     ---------------  the prevailing appreciation cap, as set on the last
                         $100.00      quarterly reset date prior to maturity.

     MATURITY PAYMENT = $100.00 x 0.116375 = $11.6375 PER TARGETS, LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT (EVEN THOUGH THE PRICE OF THE COMMON STOCK AT MATURITY IS GREATER THAN ITS PRICE AT THE ISSUANCE OF THE TARGETS).

ACCELERATION OF MATURITY

     If one of the acceleration events described below occurs, the treasury securities will be sold and Trust V will be liquidated. You will receive for each TARGETS the accelerated maturity payment and a pro rata portion of the proceeds of the sale of the treasury securities, plus any accrued and unpaid yield enhancement payments.

     The accelerated maturity payment per TARGETS will be calculated in the same manner as the maturity payment and as though the date on which the acceleration event occurred were the maturity date.

     You will receive payment before holders of the common securities if an acceleration event occurs or Salomon Smith Barney Holdings defaults on any of its obligations under its guarantee.

     Any of the following will constitute an acceleration event:

     - the occurrence of certain adverse tax consequences to Trust V,

     - the classification of Trust V as an "investment company" under the Investment Company Act, or

     - the initiation of bankruptcy proceedings regarding Salomon Smith Barney Holdings.

TARGETS PAYMENTS GUARANTEE

     Salomon Smith Barney Holdings has guaranteed that if a payment on the forward contract or the treasury securities is made to Trust V but, for any reason, Trust V does not make the corresponding payment to you, then Salomon Smith Barney Holdings will make the payment directly to you. You should refer to the section "Description of the Guarantee" in this prospectus.

VOTING RIGHTS

     You will have limited voting rights with respect to Trust V and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Salomon Smith Barney Holdings, as the holder of the common securities. You will, however, have the right to direct The Chase Manhattan Bank, as trustee of Trust V and as holder of the forward contract and the treasury securities, to exercise its rights as trustee and to direct the time, method and place of any proceeding for any remedy available to the trustee.

     You will have no voting rights and no ownership interest in any common stock of Sun Microsystems.

HISTORICAL PERFORMANCE OF THE COMMON STOCK

     We have provided a table showing the high and low sales prices for the common stock of Sun Microsystems for each quarter since the first quarter of 1994. You can find this table in the section "Historical Data on the Common Stock" in this prospectus. We have provided this historical information to help you evaluate the behavior of the common stock in recent years. However, past performance is not necessarily indicative of how the common stock will perform in the future. You should also refer to the section "Risk Factors -- You Have No Rights Against Sun Microsystems Even Though the Maturity Payment on the TARGETS is Based on the Price of Sun Microsystems' Stock" in this prospectus.

     The TARGETS are obligations of Trust V and, to the extent of the guarantee, of Salomon Smith Barney Holdings. Even though the maturity payment will reflect the market price of the common stock of Sun Microsystems at maturity, Sun Microsystems has no obligations under the TARGETS or Salomon Smith Barney Holdings' guarantee.

THE FORWARD CONTRACT

     The forward contract will be issued under an indenture between Salomon Smith Barney Holdings and The Chase Manhattan Bank, as trustee. Salomon Smith Barney Holdings conducts other business with The Chase Manhattan Bank.

     Trust V will purchase the forward contract from Salomon Smith Barney Holdings on the date the TARGETS are issued. Under the forward contract, Salomon Smith Barney Holdings will be required to pay to Trust V the total maturity payments, or the total accelerated maturity payments, and any yield enhancement payments. The forward contract is a prepaid "cash-settled" forward contract under which Salomon Smith Barney Holdings will settle its obligations in cash rather than in securities. The proceeds from the sale of the forward contract will be used by Salomon Smith Barney Holdings for general corporate purposes. You should refer to the sections in this prospectus "Use of Proceeds and Hedging Activities", "Description of the Forward Contract" and "Risk Factors -- Because Purchases and Sales by Affiliates of Salomon Smith Barney Holdings May Reduce the Price of the Common Stock, Your Maturity Payment or the Price You Receive if You Sell Your TARGETS May Be Reduced".

U.S. FEDERAL INCOME TAXES

     If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on only a portion of each quarterly cash distribution you receive from Trust V, which will be ordinary income. The remaining portion of each quarterly cash distribution that you receive from Trust V will be treated as a tax-free return of your investment in the TARGETS and will reduce your tax basis in them. If you hold your TARGETS until they mature or if you sell your TARGETS, you will have a capital gain or loss equal to the difference between your tax basis in the TARGETS and the cash you receive. You should refer to the section "United States Federal Income Tax Considerations" in this prospectus.

THE ROLE OF SALOMON SMITH BARNEY'S SUBSIDIARY, SALOMON SMITH BARNEY INC.

     Salomon Smith Barney Holdings' subsidiary, Salomon Smith Barney Inc., is the underwriter for the offering and sale of the TARGETS. After the initial offering, Salomon Smith Barney Inc. and/or other broker-dealer affiliates of Salomon Smith Barney Holdings intend to buy and sell TARGETS to create a secondary market for holders of the TARGETS, and may engage in other activities described in

"Underwriting". However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started.

SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings Inc. is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc. (formerly Travelers Group Inc.), a diversified financial services holding company. On October 8, 1998, Travelers Group and Citicorp completed a merger, pursuant to which Citicorp was merged into a subsidiary of Travelers Group and Travelers Group changed its name to Citigroup Inc.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges and preferred stock dividends since 1994 are as follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                              NINE MONTHS ENDED     ------------------------------------
                                                              SEPTEMBER 30, 1999    1998    1997    1996    1995    1994
                                                              ------------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges and preferred stock
  dividends.................................................         1.46           1.11    1.17    1.37    1.20    0.98

     For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $173 million.

ERISA

     It is our view that employee benefit plans subject to ERISA and individual retirement accounts, Keogh plans and other similar plans can, generally, purchase TARGETS. However, each plan and account should consider whether the purchase of TARGETS is prudent and consistent with the documents governing the plan or account. The fiduciary rules governing plans and accounts are complex and individual considerations may apply to a particular plan or account. Accordingly, any fiduciary of any plan or account should consult with its legal advisers to determine whether the purchase of TARGETS is permissible under the fiduciary rules. Each employee benefit plan subject to the fiduciary responsibility provisions of ERISA and each individual retirement account, Keogh plan and other similar plan will be deemed to have made certain representations concerning its purchase or other acquisition of TARGETS. You should refer to the section "ERISA Considerations" in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before investing in the TARGETS. Hypothetical examples illustrating certain of the risks described in each of the first four risk factors can be found in the section "Maturity
Payment -- Hypothetical Examples" beginning on page 5.

YOUR INVESTMENT IN THE TARGETS WILL RESULT IN A LOSS IF THE PRICE OF THE COMMON STOCK DECLINES

     The amount of cash that you receive at maturity will depend on the current market price of the common stock at the time of maturity and the prevailing exchange rate. The amount of the maturity payments may be less than the amount you paid for your TARGETS, except to the extent of any quarterly distributions. For example, if the initial exchange rate of 0.20 has not been reset during the term of the TARGETS or at maturity, and the current market price of the common stock at maturity is less than the price of the common stock at the time the TARGETS are issued (even if the price of the common stock had been greater than that price at some time during the term of the TARGETS), the maturity payment for each TARGETS will be less than the initial offering price of each TARGETS, in which case your investment in the TARGETS will result in a loss, except to the extent of any quarterly distributions. If Sun Microsystems becomes insolvent or bankrupt, an investment in the TARGETS could result in a total loss of the amount invested, except to the extent of any quarterly distributions.

YOUR INVESTMENT IN THE TARGETS MAY RESULT IN A LOSS EVEN IF THE PRICE OF THE COMMON STOCK RISES

     The maturity payment on the TARGETS is dependent on the exchange rate at maturity as well as the current market price of the common stock at that time. The exchange rate is subject to quarterly resets and will be reduced if the price of the common stock on any reset date exceeds the prevailing appreciation cap. Resets will not increase the exchange rate in any circumstances. As a result, the amount of any maturity payments may be less than the amount you paid for your TARGETS even if the price of the common stock at maturity is equal to, or higher than, the price of the common stock at the time you bought your TARGETS.

THE APPRECIATION OF YOUR INVESTMENT IN THE TARGETS WILL BE CAPPED

     As a result of the limitation provided by the appreciation cap, the TARGETS provide less opportunity for equity appreciation than a direct investment in the common stock because the appreciation cap (as reset quarterly) will operate to limit the portion of any appreciation in the price of the common stock in which you will share to approximately the first 22.5% of the increase in the period between the issue date and the first quarterly distribution date and in any subsequent quarter, but will not limit your exposure to any depreciation in the price of the common stock. If the price of the common stock increases by more than 22.5% in any such period during the term of the TARGETS, your return on the TARGETS will therefore be less than your return on a similar security that was directly linked to the common stock but was not subject to an appreciation cap.

IF THE EXCHANGE RATE IS RESET, YOU WILL RECEIVE LESS AT MATURITY THAN YOU WOULD HAVE RECEIVED HAD THE EXCHANGE RATE NOT BEEN RESET

     The exchange rate will be reset only if the closing price of the common stock on a reset date (or the current market price of the common stock as of the maturity date) exceeds the prevailing appreciation cap on that date (i.e., the price of the common stock has increased by more than 22.5% during the relevant period). Any reset of the exchange rate will lower the exchange rate from its initial value of 0.20, and every subsequent periodic reset of the exchange rate will further lower the exchange rate. Each time the exchange rate is reset and a lower rate is in effect, any subsequent resets will never cause the exchange rate to rise above this lower rate.

     Your maturity payment is calculated by multiplying the exchange rate by the current market price of the common stock at maturity. If the exchange rate is reset at any time, you will receive less at maturity than you would have received if the exchange rate had never been reset.

YOU HAVE NO RIGHTS AGAINST SUN MICROSYSTEMS EVEN THOUGH THE MATURITY PAYMENT ON THE TARGETS IS BASED ON THE PRICE OF SUN MICROSYSTEMS' STOCK

     The historical common stock price is not an indicator of the future performance of the common stock during the term of the TARGETS. Changes in the price of the common stock will affect the trading price of the TARGETS, but it is impossible to predict whether the price of the common stock will rise or fall.

     The yield on the TARGETS is higher than the current dividend yield on the common stock. However, it may not remain higher through the term of the TARGETS if Sun Microsystems increases its dividends. In addition, you will not receive dividends or other distributions paid on the common stock.

     Sun Microsystems is not in any way involved with this offering and has no obligations relating to the TARGETS or holders of the TARGETS. In addition, you will have no voting rights with respect to the common stock of Sun Microsystems.

     Sun Microsystems is currently subject to SEC reporting requirements, and distributes reports, proxy statements and other information to its stockholders. In the event that Sun Microsystems ceases to be subject to these reporting requirements, pricing information for the TARGETS may be more difficult to obtain and the value, trading price and liquidity of the common stock and the TARGETS may be adversely affected.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR TARGETS PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the trading value of the TARGETS will depend on the price of the common stock and on a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the TARGETS prior to maturity may be substantially less than the amount you originally invest if the value of the common stock at that time is less than the price of the common stock when the TARGETS are purchased. The following paragraphs describe what we expect to be the impact on the market value of the TARGETS of a change in a specific factor, assuming all other conditions remain constant.

     Common Stock Price. We expect that the market value of the TARGETS will depend substantially on the amount, if any, by which the current common stock price changes from the price of the common stock when the TARGETS are issued. If you choose to sell your TARGETS when the current common stock price exceeds the common stock price at the time the TARGETS were issued, you may receive substantially less than the amount that would be payable at maturity based on that current common stock price because of expectations that the common stock will continue to fluctuate until the maturity payment is determined. Increases in the price of the common stock above the prevailing appreciation cap also may not be reflected in the trading price of the TARGETS. If you choose to sell your TARGETS when the current common stock price is below the common stock price at the time the TARGETS were issued, you can expect to receive less than the amount you originally invested, except to the extent of any quarterly distributions. Because the exchange rate is subject to quarterly resets and will be reduced if the price of the common stock on any reset date exceeds the prevailing appreciation cap, the price at which you will be able to sell your TARGETS prior to maturity may be substantially less than the amount originally invested, even if the price of the common stock when you sell your TARGETS is equal to, or higher than, the price of the common stock at the time you bought your TARGETS.

     Trading prices of the common stock will be influenced by Sun Microsystems' results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, Sun Microsystems' market segment and the stock exchange on which the common stock is traded. Salomon Smith Barney Holdings' hedging activities in the common stock of its obligations under the forward contract, the issuance of securities similar to the TARGETS and other trading activities by Salomon Smith Barney Holdings, its affiliates and other market participants, can affect the price of the common stock.

     Interest Rates. Because the TARGETS pay quarterly distributions, we expect that the trading value of the TARGETS will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the TARGETS may decrease. If U.S. interest rates decrease, the trading value of the

TARGETS may increase. Interest rates may also affect the U.S. economy and, in turn, the price of the common stock, which, for the reasons discussed above, would affect the value of the TARGETS. Rising U.S. interest rates may result in a lower common stock price and, thus, a lower value of the TARGETS. Falling U.S. interest rates may result in a higher common stock price and, thus, a higher value of the TARGETS.

     Dividend Yields. If the dividend yield on the common stock increases, we expect that the value of the TARGETS may decrease, since the TARGETS do not incorporate the value of such payments. Conversely, if the dividend yield on the common stock decreases, the value of the TARGETS may increase.

     Salomon Smith Barney Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in Salomon Smith Barney Holdings' credit ratings, financial condition or results may affect the market value of the TARGETS.

     Economic Conditions and Earnings Performance of Sun Microsystems. General economic conditions and the earnings results of Sun Microsystems and real or anticipated changes in such conditions or results may affect the market value of the TARGETS.

     The impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the TARGETS attributable to another factor, such as an increase in the price of the common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the TARGETS of a given change in most of the factors listed above will be less if it occurs later in the term of the TARGETS than if it occurs earlier in the term of the TARGETS, except that we expect that the effect on the trading value of the TARGETS of a given increase in the price of the common stock will be greater if it occurs later in the term of the TARGETS than if it occurs earlier in the term of the TARGETS.

BECAUSE THE MATURITY OF THE TARGETS CAN BE ACCELERATED, THE TRADING PRICE OF THE TARGETS MAY BE LESS THAN YOU WOULD OTHERWISE EXPECT

     If an acceleration event occurs, the maturity of the TARGETS will be accelerated and you will receive with respect to each TARGETS the accelerated maturity payment and a pro rata portion of the proceeds of the sale of the treasury securities. Because the amount that would be payable on the accelerated maturity date is uncertain, since it would depend on when an acceleration event occurs, the trading price of the TARGETS may be less than what you would otherwise expect based on the price of the common stock and the level of interest rates at a particular time.

YOU MAY NOT RECEIVE YIELD ENHANCEMENT PAYMENTS ON THE DATE THEY ARE DUE BECAUSE THEY CAN BE DEFERRED

     The failure by Salomon Smith Barney Holdings to make any yield enhancement payments on the date they are due will not constitute an acceleration event. Salomon Smith Barney Holdings will be allowed under the forward contract to delay making any unpaid yield enhancement payments until the maturity date or the accelerated maturity date.

YOU WILL HAVE LIMITED VOTING RIGHTS WITH RESPECT TO TRUST V AND THE TRUSTEES

     You will have limited voting rights with respect to Trust V and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Salomon Smith Barney Holdings, as the holder of the common securities of Trust V. You should refer to the section "Description of the TARGETS -- Voting Rights" in this prospectus.

THE MATURITY PAYMENT ON THE TARGETS MAY BE REDUCED IF THE COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE THE COMMON STOCK

     The maturity payment and accelerated maturity payment are subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Sun

Microsystems that modify its capital structure and a number of other transactions involving Sun Microsystems, as well as for a liquidation, dissolution or winding up of Sun Microsystems. You should refer to the section "Description of the TARGETS -- Dilution Adjustments". The maturity payment and accelerated maturity payment will not be adjusted for other events that may adversely affect the price of the common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment and accelerated maturity payment to the price of the common stock, such other events may reduce the maturity payment on the TARGETS.

IF THE INTERNAL REVENUE SERVICE ASSERTS THAT OUR TAX CHARACTERIZATION OF THE TARGETS IS INCORRECT, YOU MAY BE REQUIRED TO PAY TAXES ON INCOME BEFORE YOU ACTUALLY RECEIVE IT OR AT A HIGHER RATE THAN YOU WOULD OTHERWISE EXPECT

     No statutory, judicial or administrative authority directly addresses the characterization of the TARGETS or instruments similar to the TARGETS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the TARGETS are not certain. There is no ruling from the Internal Revenue Service with respect to the TARGETS and the Internal Revenue Service may not agree with the conclusions expressed under the section "United States Federal Income Tax Considerations" in this prospectus.

YOU MAY NOT BE ABLE TO SELL YOUR TARGETS IF AN ACTIVE TRADING MARKET FOR THE TARGETS DOES NOT DEVELOP

     The TARGETS have been approved for listing on the Chicago Board Options Exchange, subject to official notice of issuance. However, there may not be a secondary market in the TARGETS and, if there is a secondary market, it may not be liquid. If the secondary market for the TARGETS is limited, there may be few buyers should you choose to sell your TARGETS prior to maturity. This may affect the price you receive.

     In addition, any market that develops for the TARGETS may influence and is likely to be influenced by the market for the common stock. For example, the price of the common stock could be affected by (i) sales of common stock by investors who view the TARGETS as a more attractive means of equity participation in Sun Microsystems and (ii) hedging or arbitrage trading activity that may develop involving the TARGETS and the common stock.

BECAUSE PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS MAY REDUCE THE PRICE OF THE COMMON STOCK, YOUR MATURITY PAYMENT OR THE PRICE YOU RECEIVE IF YOU SELL YOUR TARGETS MAY BE REDUCED

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell the common stock or derivative instruments relating to the common stock for their own accounts in connection with their normal business practices or in connection with hedging Salomon Smith Barney Holdings' obligations under the forward contract. These transactions could affect the price of the common stock. You should refer to the section "Use of Proceeds and Hedging Activities" in this prospectus.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the TARGETS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE PAYMENTS YOU RECEIVE ON THE TARGETS WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     Although the TARGETS are securities of Trust V, the ability of Trust V to make payments under the TARGETS depends upon its receipt from Salomon Smith Barney Holdings under the forward contract of (i) the total maturity payments or total accelerated maturity payments and (ii) any yield enhancement payments. The ability of Salomon Smith Barney Holdings to meet its obligations under the forward contract and, in turn, the ability of Trust V to meet its obligations under the TARGETS, therefore depends on the solvency and creditworthiness of Salomon Smith Barney Holdings. In the event of a bankruptcy of Salomon Smith Barney Holdings, any recovery by the holders of TARGETS will likely be substantially delayed and may be less than each holder's pro rata portion of the forward contract.

                             AVAILABLE INFORMATION

     Salomon Smith Barney Holdings files annual, quarterly and special reports, proxy statements and other information (File No. 1-4346) with the Securities and Exchange Commission. You may read and copy any document Salomon Smith Barney Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Salomon Smith Barney Holdings' SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     Separate financial statements of Trust V have not been included in this prospectus. Salomon Smith Barney Holdings does not believe that these financial statements would be material to you because (i) Salomon Smith Barney Holdings, an SEC reporting company, owns all the voting securities of Trust V, (ii) Trust V has no independent operations, (iii) Salomon Smith Barney Holdings is the obligor under the forward contract, and (iv) Salomon Smith Barney Holdings has fully and unconditionally guaranteed Trust V's obligations under the TARGETS to the extent that Trust V has funds available to meet its obligations.

     In its future filings under the Securities Exchange Act of 1934, a footnote to Salomon Smith Barney Holdings' annual financial statements will state that Trust V is consolidated with Salomon Smith Barney Holdings, that the sole assets of Trust V are the forward contract and the treasury securities, and that the guarantee, when taken together with the forward contract, the related indenture, the declaration of trust of Trust V and Salomon Smith Barney Holdings' obligations to pay all fees and expenses of Trust V, constitutes a full and unconditional guarantee by Salomon Smith Barney Holdings of Trust V's obligations under the TARGETS.

     Salomon Smith Barney Holdings and Trust V have filed with the SEC a registration statement (No. 333-71667) which contains additional information not included in this prospectus. A copy of the registration statement can be obtained from the SEC as described above or from Salomon Smith Barney Holdings.

     The SEC allows Salomon Smith Barney Holdings to "incorporate by reference" the information it files, which means that Salomon Smith Barney Holdings can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents filed by Salomon Smith Barney Holdings listed below and any future filings made by Salomon Smith Barney Holdings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until the later of (i) the completion of the offering of the TARGETS and (ii) the cessation of market making activities in the TARGETS by Salomon Smith Barney Inc. and its broker-dealer affiliates:

        (a) Annual Report on Form 10-K for the year ended December 31, 1998,

        (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, and

        (c) Current Reports on Form 8-K filed on January 25, 1999, February 25, 1999, April 19, 1999, May 27, 1999, July 19, 1999, October 13, 1999,
            October 18, 1999 and January 18, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning Salomon Smith Barney Holdings at the following address:

        Treasurer
        Salomon Smith Barney Holdings Inc.
        388 Greenwich Street
        New York, NY 10013
        212-816-6000

     You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                         SALOMON SMITH BARNEY HOLDINGS

     Salomon Smith Barney Holdings operates through its subsidiaries in two business segments: (i) Investment Services and (ii) Asset Management. Salomon Smith Barney Holdings provides investment banking, securities and commodities trading, capital raising, asset management, advisory, research and brokerage services to its customers, other financial services and executes proprietary trading strategies on its own behalf. As used in this section, unless the context otherwise requires, Salomon Smith Barney Holdings refers to Salomon Smith Barney Holdings Inc. and its consolidated subsidiaries.

     Citigroup Inc., Salomon Smith Barney Holdings' parent, is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup Inc.'s activities are conducted through Global Consumer, Global Corporate and Investment Bank, Asset Management, and Investment Activities.

     Salomon Smith Barney Holdings is a global, full-service investment banking and securities brokerage firm with more than 514 offices in 26 countries worldwide. Salomon Smith Barney Holdings provides a full range of financial advisory, research and capital raising services to corporations, governments and individuals. The firm's 10,800 Financial Consultants, located in approximately 450 offices across the United States, service over 5.7 million client accounts, representing over $770 billion in assets.

     Salomon Smith Barney Holdings' global investment banking services encompass a full range of capital market activities, including the underwriting and distribution of debt and equity securities for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Salomon Smith Barney Holdings frequently acts as an underwriter or private placement agent in corporate and public securities offerings and provides alternative financing options. It also provides financial advice to investment banking clients on a wide variety of transactions including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

     The Private Client Division provides investment advice and financial planning and brokerage services for almost six million client accounts, primarily through the network of Salomon Smith Barney Financial Consultants.

     The Asset Management segment is comprised of two primary asset management business platforms: Salomon Brothers Asset Management and the Smith Barney Asset Management division of Salomon Smith Barney Inc. These companies offer a broad range of asset management products and services from global investment centers, including mutual funds, closed-end funds, managed accounts and unit investment trusts.

     The principal offices of Salomon Smith Barney Holdings are located at 388 Greenwich Street, New York, New York 10013, telephone number (212) 816-6000. Salomon Smith Barney Holdings was incorporated in New York in 1977.

                     USE OF PROCEEDS AND HEDGING ACTIVITIES

     Of the total proceeds to be received by Trust V from the sale of the TARGETS and the common securities (together, the "Trust Securities")*, approximately 85.1% will be used by Trust V to purchase the Forward Contract from Salomon Smith Barney Holdings and approximately 14.9% will be used by Trust V to purchase the Treasury Securities. A portion of the net proceeds to be received by Salomon Smith Barney Holdings from the sale of the Forward Contract will be used for general corporate purposes, which may include capital contributions to subsidiaries of Salomon Smith Barney Holdings and/or the reduction or refinancing of borrowings of Salomon Smith Barney Holdings or its subsidiaries. In order to fund its investment brokerage business, Salomon Smith Barney Holdings expects to incur additional indebtedness in the future. To the extent that TARGETS being purchased for resale by the underwriter are not sold, the aggregate proceeds to Salomon Smith Barney Holdings and its subsidiaries would be reduced. Salomon Smith Barney Holdings or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' affiliates in connection with the sale of the TARGETS and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

     The remainder of the net proceeds to be received by Salomon Smith Barney Holdings from the sale of the Forward Contract will be used, in part, by Salomon Smith Barney Holdings or one or more of its subsidiaries for hedging activities related to Salomon Smith Barney Holdings' obligations under the Forward Contract. On or prior to the closing date of the TARGETS offering, Salomon Smith Barney Holdings, directly or through its subsidiaries, will hedge its anticipated exposure under the Forward Contract by the purchase or sale of common stock of Sun Microsystems, Inc. ("Common Stock") or options, futures contracts, forward contracts or swaps or options on the foregoing, or other derivative or synthetic instruments related to, the Common Stock. From time to time after the initial sale of the TARGETS and prior to the maturity date or Accelerated Maturity Date, depending on market conditions, including the price of the Common Stock, Salomon Smith Barney Holdings expects that it or its subsidiaries will increase or decrease their initial hedge positions through various transactions and may purchase or sell Common Stock or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to the Common Stock. In addition, Salomon Smith Barney Holdings and its subsidiaries may purchase or sell TARGETS from time to time. Salomon Smith Barney Holdings or its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that Salomon Smith Barney Holdings or its subsidiaries have a long or short hedge position in the Common Stock or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to the Common Stock, Salomon Smith Barney Holdings or one or more of its subsidiaries may liquidate all or a portion of their holdings close to maturity of the Forward Contract and the TARGETS. Depending on, among other things, future market conditions, the aggregate amount and composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although Salomon Smith Barney Holdings has no reason to believe that such hedging activity will have a material effect on the price of TARGETS, such options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments or on the value of the Common Stock, there can be no assurance that the hedging activities of Salomon Smith Barney Holdings and its subsidiaries will not affect such prices or value.

---------------

* Please refer to the "Index of Terms" attached as Appendix A for a listing of certain technical terms and the pages on which they are defined in this prospectus.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Salomon Smith Barney Holdings at September 30, 1999, as adjusted to give effect to the issuance of the TARGETS and the application of the proceeds from the issuance of the TARGETS to the repayment of short-term borrowings, as if the issuance of the TARGETS had occurred on September 30, 1999.

                                                                                    AT SEPTEMBER 30, 1999
                                                                                  --------------------------
                                                                                  OUTSTANDING    AS ADJUSTED
                                                                                  -----------    -----------
                                                                                    (DOLLARS IN MILLIONS)
                                                                                         (UNAUDITED)
Short-term borrowings...........................................................    11,890         11,843
Notes payable...................................................................        10             10
Long-term debt..................................................................    19,109         19,156
                                                                                    ------         ------
          Total debt............................................................    31,009         31,009
                                                                                    ======         ======
Salomon Smith Barney Holdings -- Obligated Mandatorily Redeemable Securities of
  Subsidiary Trusts holding solely junior subordinated debt securities of
  Salomon Smith Barney Holdings(1)..............................................       745            745
Stockholder's equity:
  Common Stock(2) and additional paid-in capital................................     1,621          1,621
  Retained earnings.............................................................     8,241          8,241
  Cumulative translation adjustment.............................................        17             17
                                                                                    ------         ------
          Total stockholder's equity............................................     9,879          9,879
                                                                                    ------         ------
Total capitalization............................................................    41,633         41,633
                                                                                    ======         ======

---------------
(1) The sole asset of SI Financing Trust I is $355,700,000 aggregate principal amount of 9.25% Subordinated Debt Securities issued by Salomon Smith Barney Holdings due June 30, 2026. The sole asset of SSBH Capital I is $412,372,000 aggregate principal amount of 7.200% junior subordinated deferrable interest debt securities issued by Salomon Smith Barney Holdings due January 28, 2038.

(2) Par value $.01 per share; 1,000 shares authorized; 1,000 shares issued and outstanding.

                           ISSUER OF THE COMMON STOCK

     According to publicly available documents, Sun Microsystems, Inc. ("Sun Microsystems") is a leading worldwide provider of products, services and support solutions for building and maintaining network computing environments. Sun Microsystems is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Sun Microsystems files reports (including its Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 1999), proxy statements and other information with the SEC. Copies of Sun Microsystems' registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the addresses listed above under "Available Information".

     Sun Microsystems is not affiliated with Trust V, will not receive any of the proceeds from the sale of the TARGETS and will have no obligations with respect to the TARGETS, the Treasury Securities or the Forward Contract. This prospectus relates only to the TARGETS offered hereby and does not relate to Sun Microsystems or the Common Stock.

                      HISTORICAL DATA ON THE COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "SUNW". The following table sets forth, for each of the quarterly periods indicated, the high and low sales price for the Common Stock, as reported on the Nasdaq National Market and adjusted to reflect stock splits and stock dividends. Sun Microsystems has never paid cash dividends on its Common Stock.

                                                              HIGH          LOW
                                                              ----          ---
1994
Quarter
  First.....................................................  $ 1 59/64     $ 1 35/64
  Second....................................................    1 58/99       1 4/27
  Third.....................................................    1 7/8         1 17/75
  Fourth....................................................    2 21/64       1 13/18
1995
Quarter
  First.....................................................    2 17/64       1 29/32
  Second....................................................    3 5/32        2 16/89
  Third.....................................................    4             2 39/64
  Fourth....................................................    6 15/64       3 27/64
1996
Quarter
  First.....................................................    7 1/64        4 43/64
  Second....................................................    8 21/64       5 45/64
  Third.....................................................    8 1/8         5 63/64
  Fourth....................................................    8 3/4         6 27/64
1997
Quarter
  First.....................................................    8 3/4         6 37/64
  Second....................................................    9 31/64       6 23/32
  Third.....................................................   13 21/64       9 9/64
  Fourth....................................................   11 11/16       7 15/16
1998
Quarter
  First.....................................................   12 15/32       9 4/9
  Second....................................................   11 9/32        9 45/64
  Third.....................................................   13 3/16        9 29/32
  Fourth....................................................   21 23/32      10
1999
Quarter
  First.....................................................   31 31/64      22 27/64
  Second....................................................   35 3/4        25 1/16
  Third.....................................................   47 9/32       33 19/32
  Fourth....................................................   81 7/8        44 11/16
2000
Quarter
  First (through January 25, 2000)..........................   86 9/16       68

     The closing price of the Common Stock on January 25, 2000 was 82 5/8.

     According to Sun Microsystems' Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 1999, as of September 26, 1999, there were 781,058,867 shares of Common Stock outstanding. During the period reflected in the above table, Sun Microsystems split its Common Stock 2-for-1 on each of December 12, 1995, December 11, 1996, April 9, 1999 and December 8, 1999. The data appearing in the above table has been adjusted to reflect each of these splits.

     Holders of TARGETS will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

                                TARGETS TRUST V

     TARGETS Trust V ("Trust V") is a statutory business trust formed under Delaware law pursuant to a declaration of trust executed by Salomon Smith Barney Holdings, as sponsor, and the trustees of TARGETS Trust V (as described below), and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Upon issuance of the TARGETS, the purchasers thereof will own all the TARGETS. See "Description of the TARGETS -- Book-Entry Only Issuance". Salomon Smith Barney Holdings will directly or indirectly acquire all of the common securities in an aggregate amount equal to 3% or more of the total capital of Trust V (the "Common Securities"). Trust V will use all the proceeds derived from the issuance of the TARGETS and the Common Securities to purchase the Forward Contract and Treasury Securities and, accordingly, the assets of Trust V will consist solely of the Forward Contract and Treasury Securities. Of the total proceeds from the sale of the Trust Securities, approximately 85.1% will be invested by Trust V in the Forward Contract and approximately 14.9% will be invested by Trust V in the Treasury Securities. Trust V exists for the exclusive purposes of

     - issuing the Trust Securities representing undivided beneficial interests in the assets of Trust V,

     - investing the gross proceeds of the Trust Securities in the Forward Contract and the Treasury Securities, and

     - engaging only in activities incidental to the above.

     Trust V's business and affairs are conducted by its trustees, each appointed by Salomon Smith Barney Holdings as holder of the Common Securities. Pursuant to the Declaration, the number of trustees of the Trust will be four:
The Chase Manhattan Bank, a New York banking corporation that is unaffiliated with Salomon Smith Barney Holdings, as the institutional trustee, Chase Manhattan Bank Delaware, a Delaware state banking corporation with its principal place of business in the State of Delaware, as the Delaware trustee, and two individual trustees (the "Regular Trustees") who will be persons who are employees or officers of, or who are affiliated with Salomon Smith Barney Holdings. Initially the Regular Trustees will be Michael J. Day and Charles W. Scharf, each of whom is an officer of Salomon Smith Barney Holdings. The institutional trustee will act as the sole indenture trustee under the Declaration for purposes of compliance with the Trust Indenture Act until removed or replaced by the holder of the Common Securities. The Chase Manhattan Bank will also act as indenture trustee under each of the Forward Contract and the Guarantee. See "Description of the Forward Contract" and "Description of the Guarantee".

     The institutional trustee will hold title to the Forward Contract for the benefit of the holders of the Trust Securities and, in its capacity as the holder, the institutional trustee will have the power to exercise all rights, powers and privileges under the Indenture pursuant to which the Forward Contract is issued. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the Forward Contract and the Treasury Securities for the benefit of the holders of the Trust Securities. The institutional trustee will make payments of distributions and payments on liquidation and otherwise to the holders of the Trust Securities out of funds from the segregated bank account. The Indenture trustee will act as trustee for the Forward Contract under the Indenture for purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee trustee will hold the Guarantee for the benefit of the holders of the TARGETS. Salomon Smith Barney Holdings, as direct or indirect holder of all the Common Securities, will have the right, subject to certain restrictions contained in the Declaration, to appoint, remove or replace any trustees and to increase or decrease the number of trustees. Salomon Smith Barney Holdings will pay all fees and expenses related to Trust V and the offering of the Trust Securities. See "Description of the TARGETS -- Miscellaneous".

     The rights of the holders of the TARGETS, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act and the Trust Indenture Act. See "Description of the TARGETS".

     The location of the principal executive office of Trust V is c/o Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-6000.

                           DESCRIPTION OF THE TARGETS

     The TARGETS will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The institutional trustee, The Chase Manhattan Bank, will act as the institutional trustee for the TARGETS under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the TARGETS will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. Pursuant to the Declaration, every holder of TARGETS will be deemed to have expressly assented and agreed to the terms of, and will be bound by, the Declaration. The following summary of the material terms and provisions of the TARGETS does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration and the Guarantee (forms of which are filed as exhibits to the Registration Statement of which this prospectus is a part), the Delaware Business Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue, on behalf of Trust V, the Trust Securities, which represent undivided beneficial interests in the assets of Trust V. All of the Common Securities will be owned, directly or indirectly, by Salomon Smith Barney Holdings. The Common Securities rank pari passu with, and payments will be made thereon on a pro rata basis with, the TARGETS, except that upon the occurrence of an Acceleration Event, the rights of the holders of the Common Securities to receive payments will be subordinated to the rights of the holders of the TARGETS. The Declaration does not permit the issuance by Trust V of any securities other than the Trust Securities or the incurrence of any indebtedness by Trust V. Pursuant to the Declaration, the institutional trustee will hold title to the Forward Contract and the Treasury Securities for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by Trust V and payments upon maturity of the TARGETS out of money held by Trust V are guaranteed by Salomon Smith Barney Holdings to the extent described under "Description of the Guarantee". The Guarantee will be held by The Chase Manhattan Bank, the Guarantee trustee, for the benefit of the holders of the TARGETS. The Guarantee does not cover payment of distributions when Trust V does not have sufficient available funds to pay such distributions. In such event, the remedies of a holder of the TARGETS are to

     - vote to direct the institutional trustee to enforce the institutional trustee's rights under the Forward Contract and Treasury Securities,

     - if the institutional trustee fails to enforce its rights against Salomon Smith Barney Holdings, initiate a proceeding against Salomon Smith Barney Holdings to enforce the institutional trustee's rights under the Forward Contract or

     - if the failure by Trust V to pay distributions is attributable to the failure of Salomon Smith Barney Holdings to pay amounts in respect of the Forward Contract, institute a proceeding directly against Salomon Smith Barney Holdings for enforcement of payment to such holder of the amounts owed on such holder's pro rata interest in the Forward Contract.

     The aggregate number of TARGETS to be issued will be 2,850,000, as described in "Underwriting". The TARGETS will be issued in fully registered form. TARGETS will not be issued in bearer form. See "-- Book-Entry Only Issuance".

MATURITY PAYMENT

     The TARGETS will mature on May 15, 2003, subject to acceleration to the Accelerated Maturity Date upon an Acceleration Event. See "-- Acceleration of Maturity Date; Enforcement of Rights". On the maturity date, holders of the TARGETS will be entitled to receive, to the extent Trust V has assets available, the Maturity Payment with respect to each TARGETS. On the maturity date, holders of TARGETS will also receive a final Quarterly Distribution with respect to each TARGETS, plus any accrued and unpaid Yield Enhancement Payments.

     The "Maturity Payment" with respect to each TARGETS will be an amount equal to the product of (A) the Current Market Price of the Common Stock as of the maturity date multiplied by (B) the Exchange Rate as of the maturity date.

     The "Current Market Price" will be the average daily closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Stock as reported on the Nasdaq National Market for the 10 Trading Days immediately prior to but not including the date one business day before the maturity date or the Accelerated Maturity Date, as the case may be, or, if the Common Stock is not quoted on the Nasdaq National Market on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization.

RESET OF THE EXCHANGE RATE AND THE APPRECIATION CAP

     The "Exchange Rate" was set to equal 0.20 on the date the TARGETS were priced for initial sale to the public and will be subject to automatic reset downward on Reset Dates occurring on each quarterly distribution date (February 15, May 15, August 15 and November 15, beginning May 15, 2000) and on the maturity date. Prior to maturity, the exchange rate will only be reset if the closing price of the common stock on the relevant reset date is greater than the prevailing Appreciation Cap (as defined below), as set at the immediately preceding quarterly reset date (or, in the case of the first reset period, the initial Appreciation Cap). At maturity, the Exchange Rate will only be reset if the Current Market Price of the Common Stock (as defined below) is greater than the prevailing Appreciation Cap, as set at the immediately preceding quarterly reset date.

     The "Appreciation Cap" was initially set to equal $101.2516 (122.5% of the market price of the common stock as of the date the TARGETS were priced for initial sale to the public) and will be automatically reset at the beginning of each subsequent quarter (but not at maturity) to a price that is 22.5% above the closing price of the Common Stock as of the end of the previous quarter.

     A "Reset Date" for the TARGETS will occur on each quarterly distribution date (February 15, May 15, August 15 and November 15, beginning May 15, 2000) and the maturity date. If any such date is not a Trading Day (as defined below), the relevant Reset Date will be the immediately preceding Trading Day.

     Resets Prior to Maturity. Prior to maturity, automatic resets of the Exchange Rate will depend on the Closing Price of the Common Stock on the relevant Reset Date. The Exchange Rate in effect following any Reset Date other than the maturity date will be (A) if the Closing Price of the Common Stock as of the Reset Date is less than or equal to the prevailing Appreciation Cap, the then-current Exchange Rate (i.e., the initial Exchange Rate, or if the initial Exchange Rate has been reset, the Exchange Rate in effect immediately preceding that Reset Date), and (B) if the Closing Price of the Common Stock as of the Reset Date is greater than the prevailing Appreciation Cap, the following fraction:

            prevailing Appreciation Cap x then-current Exchange Rate
        ----------------------------------------------------------------
             Closing Price of the Common Stock as of the Reset Date

     The "Closing Price" used to calculate resets of the exchange rate on Reset Dates prior to maturity will be the closing sale price of the common stock on the relevant Reset Date, or if no closing sale price is reported on that Trading Day, the closing sale price of the common stock on the most recent Trading Day for which a closing sale price was reported.

     Resets at Maturity. At maturity, an automatic reset of the Exchange Rate will depend on the Current Market Price of the Common Stock as of the maturity date. The Exchange Rate at the maturity date will be (A) if the Current Market Price of the Common Stock as of the maturity date is less than or equal to the prevailing Appreciation Cap, the then-current Exchange Rate (i.e., the initial Exchange Rate, or if the initial Exchange Rate has been reset, the Exchange Rate in effect immediately preceding the maturity date), and

(B) if the Current Market Price of the Common Stock as of the maturity date is greater than the prevailing Appreciation Cap, the following fraction:

            prevailing Appreciation Cap x then-current Exchange Rate
    ------------------------------------------------------------------------
        Current Market Price of the Common Stock as of the maturity date

ACCELERATION OF MATURITY DATE; ENFORCEMENT OF RIGHTS

     If at any time an Acceleration Event occurs, the Regular Trustees will give written instructions to the institutional trustee to sell the Treasury Securities, dissolve Trust V and, after satisfaction of creditors of Trust V, cause to be distributed, as soon as is practicable following the occurrence of such Acceleration Event, to the holders of the TARGETS in liquidation of such holders' interests in Trust V, the Accelerated Maturity Payment with respect to each TARGETS and a pro rata portion of the Treasury Proceeds, plus any accrued and unpaid Yield Enhancement Payments.

     The "Accelerated Maturity Payment" with respect to each TARGETS will be paid out of amounts received by Trust V from Salomon Smith Barney Holdings in respect of the Forward Contract and will be equal to the product of (A) the Current Market Price of the Common Stock as of the Accelerated Maturity Date multiplied by (B) the Exchange Rate as of the Accelerated Maturity Date. The "Accelerated Maturity Date" will be the date of the occurrence of the event or events constituting such Acceleration Event.

     The "Treasury Proceeds" will be the amount received by Trust V as proceeds from the sale of the Treasury Securities upon the occurrence of an Acceleration Event. The Regular Trustees will send the institutional trustee written notice and instructions to liquidate the Treasury Securities on an Accelerated Maturity Date. Upon receiving such notice, the institutional trustee will solicit at least three bids and sell and transfer the Treasury Securities to the highest of the three bidders.

     There can be no assurance as to the amount of either any Accelerated Maturity Payment or the Treasury Proceeds which, in either case, may be distributed to holders of the TARGETS upon a dissolution and liquidation of Trust V. Accordingly, there can be no assurance as to the amount that a holder of TARGETS may receive on the Accelerated Maturity Date.

     "Acceleration Event" means (1) a Tax Event, (2) an Investment Company Event or (3) a Bankruptcy Event.

     "Tax Event" means that Salomon Smith Barney Holdings will have requested and received and will have delivered to the Regular Trustees an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there has been

     - an amendment to, change in or announced proposed change in the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein,

     - a judicial decision interpreting, applying, or clarifying such laws or regulations,

     - an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or

     - a threatened challenge asserted in connection with an audit of Salomon Smith Barney Holdings or any of its subsidiaries or Trust V, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Forward Contract or the TARGETS, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or challenge occurs on or after the date of this prospectus , and that there is more than an insubstantial risk that (a) Trust V is, or will be, subject to United States federal income tax with respect to income accrued or received on the Forward Contract or the Treasury Securities, or (b) Trust V is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that Salomon Smith Barney Holdings will have requested and received and will have delivered to the Regular Trustees an opinion of nationally recognized independent legal counsel experienced in such matters to the effect that as a result of the occurrence on or after the date hereof of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940.

     "Bankruptcy Event" means either of the following shall have occurred: (1) the entry of a decree or order

     - of relief in respect of Salomon Smith Barney Holdings by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law,

     - appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Salomon Smith Barney Holdings or of any substantial part of its property, or

     - ordering the winding up or liquidation of its affairs, and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

     (2) the commencement by Salomon Smith Barney Holdings of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Salomon Smith Barney Holdings or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Salomon Smith Barney Holdings in furtherance of any action.

     "Pro rata" means, with respect to any payment, distribution, or treatment, proportionately to each holder of Trust Securities according to the aggregate beneficial interests in the assets of Trust V represented by the Trust Securities held by the relevant holder in relation to the aggregate beneficial interests in the assets of Trust V represented by all Trust Securities outstanding unless, in relation to a payment, an Acceleration Event has occurred and is continuing, in which case any funds available to make such payment will be paid first to each holder of the TARGETS proportionately according to the aggregate beneficial interests in the assets of Trust V represented by the TARGETS held by the relevant holder relative to the aggregate beneficial interests in the assets of Trust V represented by all TARGETS outstanding, and then only after satisfaction of all amounts owed to the holders of the TARGETS, to each holder of Common Securities proportionately according to the aggregate beneficial interests in the assets of Trust V represented by the Common Securities held by the relevant holder relative to the aggregate beneficial interests in the assets of Trust V represented by all Common Securities outstanding.

     On the date fixed for any payment of the Accelerated Maturity Payment or the Treasury Proceeds, the TARGETS and the Common Securities will no longer be deemed to be outstanding and each TARGETS and Common Security will be deemed to represent the right to receive an Accelerated Maturity Payment and a pro rata portion of the Treasury Proceeds, plus any accrued and unpaid Yield Enhancement Payments. If the Accelerated Maturity Payments or any accrued and unpaid Yield Enhancement Payments can be paid only in part because Trust V has insufficient assets available to pay in full such amounts, then the amounts payable directly by Trust V in respect of the TARGETS will be paid on a pro rata basis. In addition, in the case of a default by Salomon Smith Barney Holdings on its obligations under the Guarantee, the holders of the TARGETS will have a preference over the holders of the Common Securities with respect to amounts owed on the Trust Securities.

     Subject to the requirements of the institutional trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority of the TARGETS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the

Declaration, including the right to direct the institutional trustee, as holder of the Forward Contract and the Treasury Securities, to

     - direct the time, method and place of conducting any proceeding for any remedy available to the Indenture trustee, or exercising any trust or power conferred on the Indenture trustee with respect to the Forward Contract,

     - direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or exercise any trust or power conferred on the institutional trustee with respect to the Treasury Securities,

     - waive the consequences of any Acceleration Event under the Indenture that are waivable under the Indenture,

     - exercise any right to rescind or annul a declaration that any Accelerated Maturity Payment shall be due and payable or

     - consent to any amendment, modification or termination of the Indenture or the Forward Contract, where such consent shall be required,

provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of a majority of the beneficial interests in the Forward Contract, only the holders of at least a super majority of the TARGETS may direct the institutional trustee to give such consent or take such action. The institutional trustee shall notify all holders of TARGETS of any notice of default received from the Indenture trustee with respect to the Forward Contract. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee, as holder of the Forward Contract and the Treasury Securities, shall not take any of the actions described above unless the institutional trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that as a result of such action, Trust V will not fail to be classified as a grantor trust for United States federal income tax purposes.

     If the institutional trustee fails to enforce its rights under the Forward Contract, any holder of TARGETS may directly institute a legal proceeding against Salomon Smith Barney Holdings to enforce the institutional trustee's rights under the Forward Contract, without first instituting a legal proceeding against the institutional trustee or any other person or entity. If Salomon Smith Barney Holdings fails to pay amounts owed on the Forward Contract on the date such amounts are otherwise payable, then a holder of TARGETS may also directly institute a direct action in respect of the amounts owed on such holder's pro rata interest in the Forward Contract on or after the due date specified in the Forward Contract, without first directing the institutional trustee to enforce the terms of the Forward Contract or instituting a legal proceeding directly against Salomon Smith Barney Holdings to enforce the institutional trustee's rights under the Forward Contract. Except as provided in the preceding sentence, the holders of TARGETS will not be able to exercise directly any other remedy available to the holder of the Forward Contract. In connection with such direct action, Salomon Smith Barney Holdings will be subrogated to the rights of such holder of TARGETS under the Declaration to the extent of any payment made by Salomon Smith Barney Holdings to such holder of TARGETS in such direct action.

     A waiver of an Acceleration Event under the Indenture by the institutional trustee at the direction of the holders of the TARGETS will constitute a waiver of the corresponding Acceleration Event under the Declaration.

     Any required approval or direction of holders of TARGETS may be given at a separate meeting of holders of TARGETS convened for such purpose, at a meeting of holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of TARGETS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of TARGETS. Each such notice will include a statement setting forth the date of such meeting or the date by which such action is to be taken, a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and instructions for the delivery of proxies or consents. No vote or consent of the holders of TARGETS will be required for the Trust to cancel TARGETS in accordance with the Declaration. It is anticipated that the only holder of TARGETS issued in book-entry form will be Cede & Co., as nominee of DTC, and each beneficial owner of TARGETS will be permitted to exercise the rights of holders of TARGETS only indirectly through DTC and its participants.

     Notwithstanding that holders of TARGETS are entitled to vote or consent under any of the circumstances described above, any of the TARGETS that are owned at such time by Salomon Smith Barney Holdings or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Salomon Smith Barney Holdings, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding.

QUARTERLY DISTRIBUTIONS

     Holders of TARGETS will be entitled to receive "Quarterly Distributions" at the rate per TARGETS of $0.3511563 per quarter (except that the quarterly distribution payment payable on May 15, 2000 will be $0.4096823 per TARGETS), payable on each February 15, May 15, August 15 and November 15, beginning May 15, 2000.

     The Quarterly Distributions will be paid by Trust V out of payments under the Treasury Securities and the Yield Enhancement Payments made to Trust V by Salomon Smith Barney Holdings under the Forward Contract (each as defined below). Of each Quarterly Distribution payable to holders of the TARGETS, approximately 59.5% will be paid out of payments received by Trust V under the Treasury Securities and approximately 40.5% will be paid out of Yield Enhancement Payments received by Trust V from Salomon Smith Barney Holdings under the Forward Contract.

     The Treasury Securities and the Forward Contract will be the sole assets of Trust V and will be held by the Institutional Trustee on behalf of Trust V. The ability of Trust V to make Quarterly Distributions on the TARGETS is therefore entirely dependent on receipt by Trust V of payments with respect to both the Treasury Securities and the Forward Contract.

     Under the Forward Contract, any Yield Enhancement Payments which are payable, but are not punctually paid, by Salomon Smith Barney Holdings on their scheduled due date will cease to be due and payable and may instead be paid, together with interest thereon at 7.50% per annum compounded quarterly, on a future date chosen by Salomon Smith Barney Holdings in its sole discretion. Any such Yield Enhancement Payments that are not paid by Salomon Smith Barney Holdings prior to maturity will become due and payable on the maturity date or the Accelerated Maturity Date, as the case may be.

     Based on Quarterly Distributions on the TARGETS with a yield of 8.50% per annum, set forth below is an example of how the cash flows on the TARGETS would be comprised. Trust V will invest approximately 14.9% of the proceeds of the offering in the Treasury Securities. Quarterly Distributions providing the assumed yield will require a larger cash flow than will be provided by the Treasury Securities; Yield Enhancement Payments will therefore be paid by the obligor of the Forward Contract pursuant to the following schedule and based on the following:

      Offering Size:.............................        $47,096,250
      Annual Cash Flow:..........................               8.50%
      Payment Frequency:.........................          Quarterly
      Settlement Date:...........................   January 31, 2000
      Maturity Date:.............................       May 15, 2003

      TREASURY          TREASURY     TREASURY        TREASURY          YIELD
      SECURITY          SECURITY     SECURITY        SECURITY       ENHANCEMENT                     ANNUALIZED
      MATURITY            UNIT       PURCHASE          CASH          PAYMENTS          TOTAL        EQUIVALENT
        DATE              COST         COST            FLOW          CASH FLOW       CASH FLOW        COUPON
      --------          --------   -------------   -------------   -------------   --------------   ----------
   05/15/00             98.356%    $  682,590.64   $  694,000.00   $  473,594.55   $ 1,167,594.55     8.50%
   08/15/00             96.880%    $  576,436.00   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   11/15/00             95.323%    $  567,171.85   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   02/15/01             93.765%    $  557,901.75   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   05/15/01             92.247%    $  548,869.65   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   08/15/01             90.740%    $  539,903.00   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   11/15/01             89.274%    $  531,180.30   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   02/15/02             87.948%    $  523,290.60   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   05/15/02             86.409%    $  514,133.55   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   08/15/02             85.031%    $  505,934.45   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   11/15/02             84.051%    $  500,103.45   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   02/15/03             82.253%    $  489,405.35   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
   05/15/03             80.965%    $  481,741.75   $  595,000.00   $  405,795.45   $ 1,000,795.45     8.50%
                                   -------------   -------------   -------------   --------------
                                   $7,018,662.34   $7,834,000.00   $5,343,138.95   $13,177,138.95
                                   =============   =============   =============   ==============

     A portion of each Quarterly Distribution should represent a return to the holder of a TARGETS of that holder's initial investment in the TARGETS for tax purposes. The following table sets forth information regarding the distributions to be received on the Treasury Securities to be acquired by Trust V with a portion of the proceeds received by Trust V from the sale of the Trust Securities, the distributions to be received from Yield Enhancement Payments, the portion of each year's distributions that should constitute a return of capital for U.S. federal income tax purposes, the amount of original issue discount that should accrue on such Treasury Securities and the amount of ordinary income that should accrue on such Yield Enhancement Payments with respect to a holder who acquires its Trust Securities at the issue price from the underwriters pursuant to the original offering. See "United States Federal Income Tax Considerations".

                              ANNUAL GROSS
                              DISTRIBUTIONS                              ANNUAL GROSS
                                  FROM             ANNUAL GROSS       DISTRIBUTIONS FROM    ANNUAL RETURN     ANNUAL INCLUSION OF
         ANNUAL GROSS             YIELD         DISTRIBUTIONS FROM    YIELD ENHANCEMENT           OF            ORIGINAL ISSUE
      DISTRIBUTIONS FROM       ENHANCEMENT      TREASURY SECURITIES      PAYMENTS PER        CAPITAL PER      DISCOUNT IN INCOME
YEAR  TREASURY SECURITIES       PAYMENTS            PER TARGETS            TARGETS             TARGETS            PER TARGETS
----  -------------------   -----------------   -------------------   ------------------   ----------------   -------------------
2000     $1,884,000.00        $1,285,185.16        $0.661052632          $0.450942160        $0.531942360        $0.129110272
2001     $2,380,000.00        $1,623,181.25        $0.835087719          $0.569537281        $0.735946921        $0.099140798
2002     $2,380,000.00        $1,623,181.25        $0.835087719          $0.569537281        $0.783844191        $0.051243528
2003     $1,190,000.00        $  811,590.63        $0.417543860          $0.284768640        $0.410955065        $0.006588795

      ANNUAL INCLUSION OF
        ORDINARY INCOME
          FROM YIELD
          ENHANCEMENT
         PAYMENTS PER
YEAR        TARGETS
----  -------------------
2000     $0.450942160
2001     $0.569537281
2002     $0.569537281
2003     $0.284768640

DILUTION ADJUSTMENTS

     The Exchange Rate and the Appreciation Cap will be subject to adjustment from time to time in certain situations. Any such adjustments could have an impact on the Maturity Payments or Accelerated Maturity Payments to be paid by Salomon Smith Barney Holdings to Trust V upon maturity of the Forward Contract and, therefore, on the Maturity Payments or Accelerated Maturity Payments to be paid by Trust V to the holders of TARGETS.

     If Sun Microsystems, after the closing date of the offering contemplated hereby,

     (1) pays a stock dividend or makes a distribution with respect to the Common Stock in shares of such stock,

     (2) subdivides or splits the outstanding shares of the Common Stock into a greater number of shares,

     (3) combines the outstanding shares of the Common Stock into a smaller number of shares, or

     (4) issues by reclassification of shares of the Common Stock any shares of other common stock of Sun Microsystems,

then, in each such case, the then-current Exchange Rate will be multiplied by a dilution adjustment equal to the number of shares of Common Stock, or in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Sun Microsystems issued pursuant thereto, or the fraction thereof, that a holder who held one share of Common Stock immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event. The prevailing Appreciation Cap will also be adjusted in such case in the manner described below.

     If Sun Microsystems, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Then-Current Market Price of the Common Stock other than rights to purchase Common Stock pursuant to a plan for the reinvestment of dividends or interest, then, in each such case, the then-current Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which will be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price of the Common Stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that, after the expiration of such rights or warrants, the shares of Common Stock offered thereby have not been delivered, the then-current Exchange Rate will be further adjusted to equal the Exchange Rate which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. The prevailing Appreciation Cap will also be adjusted in the manner described below.

     If Sun Microsystems, after the closing date, declares or pays a dividend or makes a distribution to all holders of Common Stock, in either case, of evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to above, or issues to all holders of Common Stock rights or warrants to subscribe for or purchase any of its securities other than rights or warrants referred to above, then, in each such case, the then-current Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Common Stock, and the denominator of which will be such Then-Current Market Price less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of Common Stock. The prevailing Appreciation Cap will also be adjusted in the manner described below. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which this paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the TARGETS will be entitled to receive an additional amount of cash for each TARGETS held by such holder equal to the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or issued applicable to one share of Common Stock, multiplied by the then-current Exchange Rate.

     If, after the closing date, Sun Microsystems declares a record date in respect of a distribution of cash, other than any permitted dividends described below, any cash distributed in consideration of fractional shares of Common Stock and any cash distributed in a Reorganization Event, by dividend or otherwise, to all holders of the Common Stock, or makes an excess purchase payment, then the then-current Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Common Stock on such record date, and the denominator of which will be such Then-Current Market Price less the amount of such distribution applicable to one share of Common Stock which would not be a permitted dividend, or, in the case of an excess purchase payment, less the aggregate amount of such excess purchase payment for which adjustment is being made at such time divided by the number of shares of Common Stock outstanding on such record date.

     For purposes of these adjustments, a permitted dividend is any quarterly cash dividend in respect of the Common Stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Common Stock in excess of 10%. An excess purchase payment is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) of all other consideration paid by Sun Microsystems with respect to one share of Common Stock acquired in a tender offer or exchange offer by Sun Microsystems, over (y) the Then-Current Market Price of the Common Stock. The prevailing Appreciation Cap will also be adjusted in the manner described in the following paragraph. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution or excess purchase payment to which this paragraph would otherwise apply, the denominator in the fraction referred to in the formula in the preceding paragraph is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the TARGETS will be entitled to receive an additional amount of cash for each TARGETS held by such holder equal to the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or applied to the acquisition of the Common Stock in such a tender offer or exchange offer applicable to one share of Common Stock, multiplied by the then-current Exchange Rate.

     If any adjustment is made to the then-current Exchange Rate pursuant to the preceding five paragraphs, an adjustment will also be made to the prevailing Appreciation Cap. The required adjustment will be made by dividing the prevailing Appreciation Cap by the relevant dilution adjustment.

     If, during any Calculation Period used in calculating the Current Market Price, the Then-Current Market Price or the Transaction Value, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such Calculation Period occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

     Each dilution adjustment shall be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of Common Stock entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by Sun Microsystems;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

     - in the case of any excess purchase payment for which Sun Microsystems announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

     - in the case of any other excess purchase payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the then-current Exchange Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Sun Microsystems, or such dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the then-current Exchange Rate will be further adjusted to the then-current Exchange Rate which would then have been in effect had adjustment for such event not been made. If a Reorganization Event occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the then-current Exchange Rate in respect of such events will not be rescinded but will be applied to the new then-current Exchange Rate provided for below.

     "Then-Current Market Price" of the Common Stock, for the purpose of applying any dilution adjustment, means the average closing price per share of Common Stock for the Calculation Period of 10 Trading Days immediately prior to the time such adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately prior to the earlier of the time such adjustment is effected and the related ex-date, provided that if no closing price for the Common Stock is determined for one or more, but not all, of such Trading Days, such Trading Day will be disregarded in the calculation of the Then-Current Market Price, but no additional trading days will be added to the Calculation Period. If no closing price for the Common Stock may be determined for any of such Trading Days, the Then-Current Market Price will be the closing price for the Common Stock for the most recent Trading Day prior to such 10 Trading Days for which a closing price for the Common Stock may be determined. The "ex-date" with respect to any dividend, distribution or issuance is the first date on which the shares of the Common Stock trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

     "Trading Day" means a day on which the Common Stock (A) is not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Calculation Period" means any period of Trading Days for which an average security price must be determined pursuant to the Indenture. The closing price of the Common Stock or any marketable security on any Trading Day in the Calculation Period will be the daily closing sale price or, if no closing sale price is reported, the last reported sale price of such security as reported on the Nasdaq National Market on any such day in the Calculation Period or, if such security is not traded on the Nasdaq National Market on any such date, as reported in the composite transactions for the principal United States securities exchange on which if such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, the last quoted bid price in the over-the-counter market as reported by the National Quotation Bureau or similar organization.

     In the event of any of the following "Reorganization Events"

     - any consolidation or merger of Sun Microsystems, or any surviving entity or subsequent surviving entity of Sun Microsystems, with or into another entity, other than a merger or consolidation in which Sun Microsystems is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Sun Microsystems or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of Sun Microsystems or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of Sun Microsystems or any Sun Microsystems successor with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of Sun Microsystems or any Sun Microsystems successor,

the then-current Exchange Rate will be adjusted on the next occurring Reset Date, each subsequent Reset Date and at maturity in the manner described under "Reset of the Exchange Rate and the Appreciation Cap" above, provided, however, that all resets prior to maturity will be based on the Transaction Value rather than the Closing Price of the Common Stock and all resets at maturity will be based on the Transaction Value rather than the Current Market Price of the Common Stock. In addition, the Appreciation Cap will be reset at the beginning of each subsequent quarter (but not at maturity) to a price that is 22.5% above the Transaction Value as of the end of the previous quarter.

     "Transaction Value" means the sum of:

     (1) for any cash received in a Reorganization Event, the amount of cash received per share of Common Stock;

     (2) for any property other than cash or marketable securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per share of Common Stock (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final); and

     (3) for any marketable securities received in a Reorganization Event, (A) with respect to all resets prior to maturity, an amount equal to the Closing Price per share of such marketable securities on the Reset Date multiplied by the number of such marketable securities received for each share of Common Stock and (B) with respect to all resets at maturity, an amount equal to the average closing price per share of such marketable securities for the Calculation Period of 10 Trading Days immediately prior to the maturity date or Accelerated Maturity Date multiplied by the number of such marketable securities received for each share of Common Stock, provided that if no closing price for such marketable securities may be determined for one or more, but not all, of such Trading Days such Trading Day shall be disregarded in the calculation of such average closing price, but no additional Trading Days shall be added to the Calculation Period.

If no closing price for the marketable securities can be determined for all such Trading Days, the calculation in the preceding clause (3)(B) will be based on the most recently available closing price for the marketable securities prior to such 10 Trading Days.

     Marketable securities are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market, Inc. The number of shares of any equity securities constituting marketable securities included in the calculation of Transaction Value pursuant to clause (3) of the preceding paragraph will be subject to adjustment if any event that would, had it occurred with respect to the Common Stock or Sun Microsystems, have required an adjustment as described above occurs with respect to such marketable securities or the issuer thereof between the time of the Reorganization Event and the maturity date or Accelerated Maturity Date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments described above.

     Salomon Smith Barney Holdings will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the Indenture trustee with notice of any such adjustment.

PAYMENT PROCEDURES

     Distributions on the TARGETS will be payable to the holders thereof as they appear on the books and records of Trust V at the close of business on the relevant record dates. While the TARGETS remain in book-entry only form, the relevant record dates for distributions of any Maturity Payments or Accelerated Maturity Payments and any accrued and unpaid Yield Enhancement Payments with respect to the TARGETS will be one business day prior to the date such Maturity Payments or Accelerated Maturity Payments, as the case may be, are received by Trust V with respect to the Forward Contract. While the TARGETS remain in book-entry only form, the relevant record date for distribution of the Treasury Proceeds to holders of TARGETS will be one business day prior to the date such Treasury Proceeds are received by Trust V upon liquidation of the Treasury Securities. While the TARGETS remain in book-entry only form, the relevant record dates for any Quarterly Distributions will be one business day prior to the relevant payment dates, which payment dates will correspond to the dates on which payments are received by Trust V in respect of, and in accordance with the terms of, the Treasury Securities and the Forward Contract. The relevant record dates for the Common Securities will be the same record dates as for the TARGETS. If the TARGETS will not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which they are listed and, if none, will be 15 days before the relevant payment dates, which payment dates will correspond to the dates on which payments are made in respect of, and in accordance with the terms of, the Treasury Securities and the Forward Contract. Distributions payable on any TARGETS that are not punctually paid on any payment date, as a result of either Salomon Smith Barney Holdings having failed to make a payment under the Forward Contract or the U.S. Government having failed to make a payment in respect of the Treasury Securities, will cease to be payable to the person in whose name such TARGETS are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such TARGETS are registered on a special record date which shall be the date on which the amount of the defaulted distributions are actually received by Trust V. If any date on which distributions are payable on the TARGETS is not a business day, then payment of the distribution payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. A business day is any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or required by law to close.

     Payments in respect of the TARGETS represented by global certificates (as defined below under "Book-Entry Only Issuance") will be made to DTC, which will credit the relevant accounts at DTC on the scheduled payment dates or, in the case of TARGETS in the form of certificated securities, if any, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register.

VOTING RIGHTS

     Except as described in this prospectus under "-- Acceleration of Maturity Date; Enforcement of Rights" and "Description of the Guarantee -- Modifications of the Guarantee; Assignment", and except as provided under the Delaware Business Trust Act, the Trust Indenture Act and as otherwise required by law and the Declaration, the holders of the TARGETS will have no voting rights.

     In the event the consent of the institutional trustee, as the holder of the Forward Contract, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the institutional trustee shall request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority of the Trust Securities voting together as a single class, provided, however, that where any amendment, modification or termination under the Indenture would require the consent of a super majority, the institutional trustee may only give such consent at the direction of the holders of at least the proportionate number of the Trust Securities represented by the relevant super majority of the aggregate beneficial interests in the Forward Contract. The institutional trustee will be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the institutional trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes Trust V will not be classified as other than a grantor trust.

     The procedures by which holders of TARGETS may exercise their voting rights are described below. See "-- Book-Entry Only Issuance".

     Holders of the TARGETS will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Salomon Smith Barney Holdings as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the institutional trustee and the Delaware trustee), provided that, if any proposed amendment to the Declaration provides for, or the Regular Trustees otherwise propose to effect,

     (a) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or

     (b) the dissolution, winding-up or termination of Trust V other than pursuant to the terms of the Declaration,

then the holders of the Trust Securities, voting together as a single class, will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of the holders of at least a majority of the Trust Securities affected thereby, provided that if any amendment or proposal referred to in (a) above would adversely affect only the TARGETS or the Common Securities, then only holders of the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of a majority of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would

     - cause Trust V to fail to be classified as a grantor trust for United States federal income tax purposes,

     - reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act or

     - cause Trust V to be deemed an "investment company" which is required to be registered under the Investment Company Act.

MERGER, CONSOLIDATION OR AMALGAMATION OF TARGETS TRUST V

     Trust V may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. Trust V may, with the consent of the Regular Trustees or, if there are more than two, a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Delaware trustee or the institutional trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state, provided that

     - such successor entity either (A) expressly assumes all of the obligations of Trust V under the Trust Securities or (B) substitutes for the TARGETS other successor securities having substantially the same terms as the Trust Securities, so long as the successor securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, maturity and otherwise,

     - Salomon Smith Barney Holdings expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee in its capacity as the holder of the Forward Contract and the Treasury Securities,

     - successor securities to the TARGETS are listed, or any successor securities to the TARGETS will be listed upon notification of issuance, on any national securities exchange or with any organization on which the TARGETS are then listed or quoted,

     - such merger, consolidation, amalgamation or replacement does not cause the TARGETS, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

     - such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities, including any successor securities, in any material respect, other than with respect to any dilution of the holder's interest in the new entity,

     - such successor entity has a purpose identical to that of Trust V,

     - prior to such merger, consolidation, amalgamation or replacement, Trust V has received an opinion of a nationally recognized independent counsel to Trust V experienced in such matters to the effect that:

        (A) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the Trust Securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity,

        (B) following such merger, consolidation, amalgamation or replacement, neither Trust V nor such successor entity will be required to register as an investment company under the Investment Company Act, and

        (C) following such merger, consolidation, amalgamation or replacement, Trust V or the successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes, and

     - Salomon Smith Barney Holdings guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the Guarantee.

     Notwithstanding the foregoing, Trust V will not, without the consent of holders of all of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause Trust V or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. In addition, so long as any TARGETS are outstanding and are not held entirely by Salomon Smith Barney Holdings, Trust V may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under "-- Acceleration of Maturity Date; Enforcement of Rights".

BOOK-ENTRY ONLY ISSUANCE

     The Depository Trust Company will act as securities depositary for the TARGETS. The TARGETS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global TARGETS certificates, representing the total aggregate number of TARGETS, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global TARGETS as represented by a global certificate.

     DTC has advised Salomon Smith Barney Holdings as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of TARGETS within the DTC system must be made by or through direct participants, which will receive a credit for the TARGETS on DTC's records. The ownership interest of each beneficial owner actually purchasing TARGETS is in turn to be recorded on the direct participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased TARGETS. Transfers of ownership interests in the TARGETS are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in TARGETS, except in the event that use of the book-entry system for the TARGETS is discontinued. Account holders in the Euroclear or Clearstream Banking S.A. clearance systems may hold beneficial interests in the TARGETS through the accounts each such system maintains as a participant in DTC.

     To facilitate subsequent transfers, all the TARGETS deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of TARGETS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership, and DTC has no knowledge of the actual beneficial owners of the TARGETS. DTC's records reflect only the identity of the direct participants to whose accounts such TARGETS are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Although voting with respect to the TARGETS is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TARGETS. Under its usual procedures, DTC would mail an Omnibus Proxy to Trust V as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights for those direct participants to whose accounts the TARGETS are credited on the record date (identified in a listing attached to the Omnibus Proxy). Salomon Smith Barney Holdings and Trust V believe that the arrangements among DTC, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Trust V.

     Payments on the TARGETS will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such participant and not of DTC, Trust V or Salomon Smith Barney Holdings, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of Trust V, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except as provided in the next paragraph, a beneficial owner in a global TARGETS will not be entitled to receive physical delivery of TARGETS. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the TARGETS.

     DTC may discontinue providing its services as securities depositary with respect to the TARGETS at any time by giving reasonable notice to Trust V. Under such circumstances, in the event that a successor securities depositary is not obtained, TARGETS certificates are required to be printed and delivered. Additionally, the Regular Trustees, with the consent of Salomon Smith Barney Holdings, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the TARGETS. In that event, certificates for the TARGETS will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Salomon Smith Barney Holdings and Trust V believe to be reliable, but neither Salomon Smith Barney Holdings nor Trust V takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The institutional trustee, prior to the occurrence of a default with respect to the Trust Securities, and after the curing of all defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such a default of which the institutional trustee has actual knowledge, will exercise such of the rights and powers vested in it by the Declaration and use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the institutional trustee is under no obligation to exercise any of the rights or powers vested in it by the Declaration at the request of any holder of TARGETS, unless offered reasonable security and indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Notwithstanding the foregoing, the holders of TARGETS will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action following an Acceleration Event.

PAYING AGENT

     In the event that the TARGETS do not remain in book-entry only form, the institutional trustee will act as paying agent for the TARGETS and may designate an additional or substitute paying agent at any time. In addition, registration of transfers of TARGETS will be effected without charge by or on behalf of Trust V, but upon payment, with the giving of such indemnity as Trust V or Salomon Smith Barney Holdings may require, in respect of any tax or other government charges which may be imposed in relation to it.

GOVERNING LAW

     The Declaration and the TARGETS will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate Trust V in such a way so that Trust V will not be required to register as an "investment company" under the Investment Company Act or be characterized as other than a grantor trust for United States federal income tax purposes. In this connection, Salomon Smith Barney Holdings and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the Declaration or the amended and restated certificate of incorporation of Salomon Smith Barney Holdings, that each of Salomon Smith Barney Holdings and the Regular Trustees in their discretion deem to be necessary or desirable to achieve such end as long as such action does not adversely affect the interests of the holders of the TARGETS or vary the terms thereof.

     Holders of the TARGETS have no preemptive rights.

                      DESCRIPTION OF THE FORWARD CONTRACT

     Salomon Smith Barney Holdings Inc. is also by this prospectus offering its related forward contract with respect to the Common Stock (the "Forward Contract"). The terms of the Forward Contract will be set forth in an Indenture (the "Indenture") between Salomon Smith Barney Holdings and The Chase Manhattan Bank. The Indenture will be qualified under the Trust Indenture Act. The Indenture trustee will act as trustee for the Forward Contract under the Indenture for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Forward Contract will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act. The Forward Contract will rank equally with all other unsecured contractual obligations of Salomon Smith Barney Holdings and the unsecured and unsubordinated debt of Salomon Smith Barney Holdings. Since Salomon Smith Barney Holdings is a holding company, the Forward Contract will be effectively subordinated to the claims of creditors of Salomon Smith Barney Holdings' subsidiaries.

     Subject to certain anti-dilution adjustments, the Forward Contract relates to an aggregate of 587,628.866 shares of Common Stock. Pursuant to the terms of the Forward Contract, Salomon Smith Barney Holdings will pay an amount equal to the aggregate Maturity Payments or the aggregate Accelerated Maturity

Payments, as the case may be, to Trust V at maturity of the Forward Contract as described above. The Forward Contract provides, among other things, for a payment by Salomon Smith Barney Holdings to Trust V of an amount determined by reference to the Current Market Price as of the maturity date or Accelerated Maturity Date, as the case may be. See "Description of the TARGETS".

     Pursuant to the terms of the Forward Contract, Salomon Smith Barney Holdings will, in appropriate cases, pay additional return on the amount paid by Trust V to Salomon Smith Barney Holdings for the Forward Contract in the form of quarterly cash payments ("Yield Enhancement Payments") in the amount of approximately $405,795.45 (except that the payment on May 15, 2000 will be approximately $473,594.55), accruing from the date of issuance of the TARGETS, computed on the basis of a 360-day year of twelve 30-day months and for any period less than a full calendar month, the number of days elapsed in such month. Depending on market conditions at the time of pricing of the TARGETS for initial sale to the public, the amount of the Yield Enhancement Payments may be zero or a nominal amount. The Yield Enhancement Payments, together with distributions received by Trust V with respect to the Treasury Securities, will be used by the Trust V to pay the Quarterly Distributions to the holders of the TARGETS. See "Description of the TARGETS -- Quarterly Distributions".

     The Forward Contract is a contract in the form of an Indenture between the Company and a trustee for the benefit of the holder of the interests in the Forward Contract. The Forward Contract is a prepaid "cash-settled" forward contract, whereby the obligor settles its obligation in cash rather than in securities. The Indenture will provide that Salomon Smith Barney Holdings will pay all fees and expenses related to

     - the offering of the Trust Securities and the Forward Contract,

     - the organization, maintenance and dissolution of Trust V,

     - the retention of the trustees, and

     - the enforcement by the institutional trustee of the rights of the holders of the TARGETS.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Salomon Smith Barney Holdings for the benefit of the holders of TARGETS (the "Guarantee"). The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under the Guarantee. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee trustee for the benefit of the holders of the TARGETS.

GENERAL

     Pursuant to and to the extent set forth in the Guarantee, Salomon Smith Barney Holdings will irrevocably and unconditionally agree to pay in full to the holders of the TARGETS, except to the extent paid by Trust V, as and when due, regardless of any defense, right of set off or counterclaim which Trust V may have or assert, the following payments, without duplication:

     - any Maturity Payment that is required to be made in respect of the TARGETS, to the extent Trust V has funds available,

     - any Accelerated Maturity Payment that is required to be made in respect of the TARGETS, to the extent Trust V has funds available,

     - any Treasury Proceeds that are required to be distributed in respect of the TARGETS, to the extent that Trust V has funds available,

     - any Quarterly Distributions that are required to be made in respect of the TARGETS, to the extent Trust V has funds available,

     - any accrued and unpaid Yield Enhancement Payments as of the maturity date or Accelerated Maturity, as the case may be, to the extent Trust V has funds available, and

     - any other remaining assets of Trust V upon liquidation of Trust V.

     Salomon Smith Barney Holdings' obligation to make a Guarantee payment may be satisfied by direct payment of the required amounts by Salomon Smith Barney Holdings to the holders of TARGETS or by causing Trust V to pay such amounts to such holders.

     The Guarantee will be a guarantee with respect to the TARGETS from the time of issuance of the TARGETS but will not apply to any payment of Quarterly Distributions, Maturity Payments, Accelerated Maturity Payments, Treasury Proceeds, accrued and unpaid Yield Enhancement Payments or to payments upon the dissolution, winding-up or termination of Trust V, except to the extent Trust V has funds available. If Salomon Smith Barney Holdings does not pay the aggregate Maturity Payments or the aggregate Accelerated Maturity Payments to Trust V upon maturity of the Forward Contract, including maturity as a result of acceleration or otherwise, Trust V will not pay any Maturity Payment or Accelerated Maturity Payment to holders of the TARGETS and will not have funds available to make such payments. If either the U.S. federal government, as the issuer of the Treasury Securities, does not make periodic payments to Trust V with respect to the Treasury Securities, or Salomon Smith Barney Holdings does not pay the Yield Enhancement Payments to Trust V with respect to the Forward Contract, then, in either event, Trust V will not pay the full amount of the Quarterly Distributions to holders of the TARGETS and will not have funds available to make such payments. See "Description of the TARGETS" and "Description of the Forward Contract". The Guarantee, when taken together with Salomon Smith Barney Holdings' obligations under the Forward Contract, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of Trust V, other than with respect to Trust Securities, will provide a full and unconditional guarantee by Salomon Smith Barney Holdings of Trust V's obligations under the TARGETS.

MODIFICATIONS OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of TARGETS, in which case no vote will be required, the Guarantee may be amended only with the prior approval of the holders of a majority of the outstanding TARGETS. All guarantees and agreements contained in the Guarantee shall bind the successors, assignees, receivers, trustees and representatives of Salomon Smith Barney Holdings and shall inure to the benefit of the holders of the TARGETS then outstanding.

GUARANTEE ENFORCEMENT EVENTS

     An enforcement event under the Guarantee will occur upon the failure of Salomon Smith Barney Holdings to perform any of its payment or other obligations thereunder. The holders of a majority of the TARGETS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee trustee under the Guarantee. If the Guarantee trustee fails to enforce the Guarantee trustee's rights under the Guarantee, any holder of TARGETS may directly institute a legal proceeding against Salomon Smith Barney Holdings to enforce the Guarantee trustee's rights under the Guarantee, without first instituting a legal proceeding against Trust V, the Guarantee trustee or any other person or entity. A holder of TARGETS may also directly institute a legal proceeding against Salomon Smith Barney Holdings to enforce such holder's right to receive payment under the Guarantee without first directing the Guarantee trustee to enforce the terms of the Guarantee or instituting a legal proceeding against Trust V or any other person or entity.

     Salomon Smith Barney Holdings will be required to provide annually to the Guarantee trustee a statement as to the performance by Salomon Smith Barney Holdings of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee trustee, prior to the occurrence of a default with respect to the Guarantee and after the curing of all defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after any default with respect to the Guarantee that has not been cured or waived of which the Guarantee trustee has actual knowledge, shall exercise its rights and powers under the Guarantee, and use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of TARGETS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate as to the TARGETS upon full payment to the holders of the TARGETS of

     - the Maturity Payments and all Quarterly Distributions,

     - the Accelerated Maturity Payments, the Treasury Proceeds and any accrued but unpaid Yield Enhancement Payments or

     - the amounts payable in accordance with the Declaration upon liquidation of Trust V.

The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of TARGETS must restore payment of any sum paid under such TARGETS or such Guarantee.

STATUS OF THE GUARANTEE

     The Guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                     DESCRIPTION OF THE TREASURY SECURITIES

     The "Treasury Securities" will consist of a portfolio of stripped self-amortizing securities issued by the U.S. Treasury and maturing on a quarterly basis through the maturity date. The Treasury Securities will bear quarterly payments corresponding to the payment dates of the Quarterly Distributions payable on the TARGETS. Upon acceleration of maturity to an Accelerated Maturity Date, any Treasury Securities then held by the institutional trustee on behalf of Trust V will be sold and the Treasury Proceeds will be distributed to holders of the Trust Securities. See "Description of the TARGETS -- Acceleration of Maturity Date; Enforcement of Rights".

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of TARGETS. Unless otherwise specifically indicated herein, this summary only addresses a holder of TARGETS that is an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income taxation on a net income basis in respect of its investment in TARGETS (a "U.S. Holder"). The discussion below is based on the advice of Cleary, Gottlieb, Steen & Hamilton.

     The summary is based on U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Except to the extent discussed below in "-- Tax Consequences to Non-U.S. Holders" and "-- Backup Withholding and Information Reporting," the summary deals only with U.S. Holders that will hold TARGETS as capital assets and that purchased TARGETS in the initial offering. The summary does not address tax considerations that may be relevant to a particular holder in light of such holder's individual circumstances or that are applicable to holders subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the TARGETS as a position in a "straddle" for tax purposes or as part of a "synthetic security" or a "conversion transaction" or other integrated investment comprised of TARGETS and one or more other investments, or persons that have a functional currency other than the U.S. dollar. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the TARGETS or to the holders thereof. Prospective purchasers of TARGETS should consult their tax advisors in determining the tax consequences to them of purchasing, owning or disposing of TARGETS, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign income or other tax laws.

     There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of TARGETS or instruments with terms substantially similar to TARGETS. Pursuant to the Declaration, every holder of TARGETS and Trust V agree to treat TARGETS for U.S. federal income tax purposes as a beneficial interest in a trust that holds the Treasury Securities and the Forward Contract. In addition, pursuant to the Forward Contract and the Declaration, every holder of TARGETS, Trust V and Salomon Smith Barney agree to characterize for U.S. federal income tax purposes, in the absence of an administrative determination or judicial ruling to the contrary, (1) the Forward Contract as a cash-settled forward purchase contract and (2) an amount equal to the purchase price of the TARGETS less the purchase price of the Treasury Securities as a cash deposit to be applied on the maturity date or Accelerated Maturity Date in full satisfaction of the holder's payment obligation under the Forward Contract. Trust V intends to report holders' income to the Internal Revenue Service in accordance with this agreed treatment.

     Under this agreed approach, the tax consequences of holding a TARGETS should be as described below. Prospective investors in the TARGETS should be aware, however, that no ruling is being requested from the Internal Revenue Service with respect to the TARGETS and the Internal Revenue Service might take a different view as to the proper characterization of the TARGETS or of the Forward Contract and of the U.S. federal income tax consequences to a holder thereof.

TAX STATUS OF TRUST V

     The Trust will be treated as a grantor trust owned solely by the present and future holders of Trust Securities for U.S. federal income tax purposes, and accordingly, income received by the Trust will be treated as income of the holders of the TARGETS in the manner set forth below.

TAX CONSEQUENCES TO U.S. HOLDERS

     Tax Basis in the Treasury Securities and the Forward Contract. Each U.S. Holder should be considered the owner of its pro rata portion of the Treasury Securities and the Forward Contract in Trust V. The cost to the U.S. Holder of its TARGETS should be allocated among the holder's pro rata portion of the Treasury Securities and the Forward Contract, in proportion to the fair market values thereof on the date on which the holder acquires its TARGETS, in order to determine the holder's tax basis in such assets. It is currently anticipated that approximately 14.9% and 85.1% of the net proceeds of the offering will be used by Trust V to purchase the Treasury Securities and the Forward Contract, respectively.

     Recognition of Original Issue Discount on the Treasury Securities. The Treasury Securities in Trust V will consist of stripped, self-amortizing U.S. Treasury securities. A U.S. Holder should be required to treat its pro rata portion of each Treasury Security in Trust V as a bond that was originally issued on the date the holder purchased its TARGETS and at an original issue discount equal to the excess of the holder's pro rata portion of the amounts payable on such Treasury Security over the holder's tax basis therein, as discussed above. The amount of such excess, however, should constitute only a portion of the total amounts payable with respect to the Treasury Securities held by Trust V and, accordingly, a substantial portion of the quarterly cash distributions from Trust V to holders should be treated as a tax-free return of the holder's investment in the Treasury Securities and should reduce the holder's tax basis in its pro rata portion of the Treasury Securities.

A U.S. Holder, whether using the cash or accrual method of tax accounting, should be required to include original issue discount, other than original issue discount on short-term Treasury Securities as described below, in gross income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method, prior to the receipt of cash attributable to such income. A U.S. Holder's tax basis in a Treasury Security held by Trust V should be increased by the amount of any original issue discount included in gross income by the holder with respect to such Treasury Security and reduced to the extent that any payment received on maturity, sale or other disposition of the TARGETS represents a repayment of accrued original issue discount.

     With respect to any short-term Treasury Security (a Treasury Security with a maturity of one year or less from the date it is purchased) held by the Trust, U.S. Holders using the cash method of tax accounting should generally be required to include interest payments on such Treasury Securities in gross income as such payments are received. In addition, such cash method U.S. Holders may be denied a deduction for any related interest expense until such payments are received. U.S. Holders using the accrual method of tax accounting should be required to include original issue discount on any short-term Treasury Security held by Trust V in gross income as such original issue discount accrues. Unless a U.S. Holder elects to accrue the original issue discount on a short-term Treasury Security according to a constant yield method based on daily compounding, such original issue discount should be accrued on a straight-line basis.

     Treatment of the Forward Contract. Each U.S. Holder should be treated as having entered into a pro rata portion of the Forward Contract and, at the maturity date or Accelerated Maturity Date, as having received a pro rata portion of the Maturity Payment or Accelerated Maturity Payment, as the case may be, received by Trust V. A U.S. Holder should not recognize income, gain or loss upon entry into the Forward Contract and should not be required to include in gross income additional amounts over the term of the Forward Contract, except with respect to the Yield Enhancement Payments, as described below. See, however, "-- Possible Alternative Characterizations" below.

     Treatment of the Yield Enhancement Payments. Consistent with the agreed characterization, any Yield Enhancement Payments, including amounts payable with respect to any deferred Yield Enhancement Payments, should be characterized as interest payable on the amount of the cash deposit and should generally be includible in the income of a U.S. holder on an accrual basis.

     Sale or Other Disposition of the TARGETS. Upon a sale or other disposition of all or some of a U.S. Holder's TARGETS, such holder should be treated as having sold its pro rata portions of the Treasury Securities and the Forward Contract underlying the TARGETS. The selling U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized from such sale or other disposition and the holder's aggregate tax bases in its pro rata portions of the Treasury Securities and the Forward Contract, except to the extent of any (i) accrued interest with respect to the holder's pro rata portion of the Treasury Securities includible in gross income as ordinary income and
(ii) possibly any accrued but unpaid Yield Enhancement Payments, as described above. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the TARGETS is more than one year. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a holder's ability to offset capital losses against ordinary income. In addition, long-term capital gains recognized by an individual U.S. Holder generally are subject to a maximum rate of 20 percent.

     Distributions Of Cash at the Maturity Date or Accelerated Maturity
Date. On the receipt of cash by Trust V with respect to the Forward Contract on the maturity date or Accelerated Maturity Date, a U.S. Holder should realize capital gain or loss equal to the difference between the holder's pro rata portion of the amount of cash received by Trust V and the holder's tax basis in its pro rata portion of the Forward Contract at that time, except to the extent such cash is attributable to Yield Enhancement Payments, as described above. Under certain circumstances, on or following the Accelerated Maturity Date, Trust V may sell all or a portion of the Treasury Securities and distribute the Treasury Proceeds to holders. Upon such a sale by Trust V, a U.S. Holder should realize capital gain or loss equal to the difference between the amount of cash received by the holder, except to the extent of any accrued interest with respect to the holder's pro rata portion of the Treasury Securities and the holder's tax basis in its pro rata portion of the Treasury Securities sold by

Trust V. Any such capital gain or loss described in this paragraph will be long-term capital gain or loss if the U.S. Holder's holding period for the TARGETS is more than one year and will be subject to the same maximum U.S. federal income tax rates for individuals discussed above under "-- Sale or Other Disposition of the TARGETS".

     Possible Alternative Characterizations. The Internal Revenue Service may contend that TARGETS should be characterized for U.S. federal income tax purposes in a manner different than the approach described above. For example, the Internal Revenue Service might assert that the Forward Contract should be treated as a contingent debt obligation of Salomon Smith Barney Holdings that is subject to Treasury regulations governing contingent payment debt instruments. If the Internal Revenue Service were to prevail in making such an assertion, original issue discount would accrue with respect to the Forward Contract at a "comparable yield" for Salomon Smith Barney Holdings under the Forward Contract, determined at the time the Forward Contract is entered into. A U.S. Holder's pro rata portion of original issue discount with respect to the Forward Contract and the Treasury Securities might exceed the aggregate amount of the Quarterly Distributions received by the holder. In addition, under this treatment, a U.S. Holder would be required to treat any gain realized on the sale or other disposition of the TARGETS as ordinary income to the extent that such gain is allocable to the holder's pro rata portion of the Forward Contract. Any loss realized on such sale or other disposition that is allocable to the U.S. Holder's pro rata portion of the Forward Contract would be treated as an ordinary loss to the extent of the holder's original issue discount inclusions with respect to the Forward Contract and as capital loss to the extent of loss in excess of such inclusions. It is also possible that the Internal Revenue Service could take the view that a U.S. Holder should include in gross income the amount of cash actually received each year in respect of the TARGETS or that the TARGETS as a whole constitute a contingent payment debt instrument subject to the rules described above.

     Recently Enacted Legislation. New legislation enacted by Congress on December 17, 1999 recharacterizes some or all of the net long-term capital gain arising from certain "constructive ownership" transactions entered into after July 11, 1999 as ordinary income and would impose an interest charge on any such ordinary income. The legislation will have no immediate application to forward contracts in respect of the stock of a domestic operating company, including TARGETS. The legislation does, however, grant discretionary authority to the U.S. Treasury Department to promulgate regulations to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The legislation separately also directs the Treasury to promulgate regulations excluding from the scope of the legislation a forward contract that does not convey "substantially all" of the economic return on an underlying asset (which category may include TARGETS). It is not possible to predict whether such regulations will be promulgated by the Treasury, or the form or effective date that any regulations that may be promulgated might take.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     In the case of a holder of TARGETS that is a non-resident alien individual or foreign corporation (a "Non-U.S. Holder"): (1) Quarterly Distributions made with respect to the TARGETS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements, including in general the furnishing of an Internal Revenue Service Form W-8 or a substitute form; and (2) any capital gain realized upon the sale or other disposition of the TARGETS should not be subject to U.S. federal income tax unless (A) such gain is effectively connected with a U.S. trade or business of such holder or (B) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

     Recently issued Treasury regulations may change the certification procedures relating to withholding on certain amounts paid to Non-U.S. Holders after December 31, 2000. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury regulations on an investment in the TARGETS.

     A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the TARGETS should see the discussion in "-- Tax Consequences to U.S. Holders".

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of TARGETS, including a Non-U.S. Holder, may be subject to information reporting and to backup withholding tax at a rate of 31 percent of certain amounts paid to the holder unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding tax and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld may be credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended, imposes certain requirements on "employee benefit plans", as defined in Section 3(3) of ERISA, subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans") and on those persons who are fiduciaries with respect to ERISA Plans. Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986 prohibit certain transactions involving the assets of an ERISA Plan or a plan, such as a Keogh plan or an individual retirement account, that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, "Plans") and certain persons, referred to as "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code, having certain relationships to such Plans, unless a statutory or administrative exception or exemption is applicable to the transaction.

     The U.S. Department of Labor has promulgated a regulation, 29 C.F.R.
Section 2510.3-101, describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Under this regulation, if a Plan invests in a beneficial interest in a trust or a profits interest in a partnership, the Plan's assets include both the equity interest and an undivided interest in each of the entity's underlying assets, unless the interest is a "publicly-offered security" or certain other conditions are satisfied. It is anticipated that the TARGETS should constitute "publicly-offered securities" within the meaning of the regulation, and that, consequently, transactions engaged in by the Trust, including the Forward Contract, should not be subject to the provisions of ERISA or Section 4975 of the Internal Revenue Code.

     Any Plan fiduciary which proposes to cause a Plan to purchase the TARGETS should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA or the Internal Revenue Code for which an exemption is not available. Governmental plans and certain church plans not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code but subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code should also consult with their counsel before purchasing any TARGETS.

     By its purchase of any TARGETS, each initial purchaser and subsequent transferee will be deemed to have represented and warranted on each day from the date on which the purchaser or transferee acquires the TARGETS through and including the date on which the purchaser or transferee disposes of its interest in the TARGETS, either that (A) it is not an ERISA Plan, or other Plan, or a governmental plan which is subject to any federal, state, or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (B) its purchase, holding and disposition of such TARGETS will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or any other violation of an applicable requirement of ERISA or the Internal Revenue Code (or in the case of a governmental plan, any substantially similar federal, state or local law) for which an exemption is not available, all of the conditions of which have been satisfied.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated January 25, 2000, Salomon Smith Barney Inc., as underwriter, has agreed to purchase from Trust V, and Trust V has agreed to sell to Salomon Smith Barney Inc., 2,850,000 TARGETS.

     The underwriting agreement provides that the obligation of Salomon Smith Barney Inc. to purchase the TARGETS included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. Salomon Smith Barney Inc. is obligated to purchase all of the TARGETS, other than those covered by the over-allotment option described below, if it purchases any TARGETS. Salomon Smith Barney Inc. expects to deliver the TARGETS to purchasers on or about January 31, 2000.

     Salomon Smith Barney Inc. proposes to offer some of the TARGETS directly to the public at the public offering price set forth on the cover page of this prospectus and some of the TARGETS to certain dealers at the public offering price less a concession not in excess of $0.0826 per TARGETS. After the initial offering of the TARGETS to the public, the public offering price and such concession may be changed by Salomon Smith Barney Inc.

     Trust V and Salomon Smith Barney Holdings have agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the TARGETS, they will not offer, sell, contract to sell, or otherwise dispose of, any securities, including any backup undertakings of such securities, of Salomon Smith Barney Holdings or of Trust V, in each case that are substantially similar to the TARGETS, or any securities convertible into or exchangeable for the TARGETS or such substantially similar securities of either Trust V or Salomon Smith Barney Holdings, without the prior written consent of Salomon Smith Barney Inc.

     The underwriting agreement provides that Trust V and Salomon Smith Barney Holdings will indemnify Salomon Smith Barney Inc. against certain liabilities, including liabilities under the Securities Act of 1933, and will make certain contributions in respect thereof, or will contribute to payments that Salomon Smith Barney Inc. may be required to make in respect of any of those liabilities and will reimburse Salomon Smith Barney Inc. for certain legal and other expenses.

     Prior to this offering, there has been no public market for the TARGETS. Consequently, the initial public offering price for the TARGETS was determined by negotiations among the Company, Trust V and Salomon Smith Barney Inc. There can be no assurance, however, that the prices at which the TARGETS will sell in the public market after this offering will not be lower than the price at which they are sold by Salomon Smith Barney Inc. or that an active trading market in the TARGETS will develop and continue after this offering.

     The TARGETS have been approved for listing on the Chicago Board Options Exchange under the symbol "TSW", subject to official notice of issuance.

     In view of the fact that the proceeds of the sale of the TARGETS will ultimately be used by Trust V to purchase the Forward Contract, the underwriting agreement provides that Salomon Smith Barney Holdings will pay to Salomon Smith Barney Inc. an underwriting discount of $0.5784 per TARGETS for the account of Salomon Smith Barney Inc.

     In connection with the offering, Salomon Smith Barney Inc., as the underwriter, may engage in stabilizing transactions. Stabilizing transactions consist of certain bids or purchases of TARGETS made for the purpose of preventing or retarding a decline in the market price of the TARGETS while the offering is in progress. These activities may cause the price of the TARGETS to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     The offer and sale of the TARGETS will comply with the requirements of Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding direct participation programs.

     This prospectus may be used by Salomon Smith Barney Holdings, Salomon Smith Barney Inc. or other affiliates of Salomon Smith Barney Holdings in connection with offers and sales of the TARGETS (subject to obtaining any necessary approval of the Chicago Board Options Exchange for any such offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any such entity may act as principal or agent in such transactions. No such entity is obligated to make a market in the TARGETS and any such entity may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the liquidity or existence of a secondary market for any TARGETS.

                                 LEGAL MATTERS

     The validity of the TARGETS, the Forward Contract, the Guarantee and certain matters relating thereto will be passed upon for Salomon Smith Barney Holdings and Trust V by Joan Guggenheimer, Esq. Ms. Guggenheimer, General Counsel of Salomon Smith Barney Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Salomon Smith Barney Holdings in connection with the TARGETS. Cleary, Gottlieb, Steen and Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and certain of its affiliates and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Salomon Smith Barney Holdings and its subsidiaries for the fiscal years ended December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference, which report states that PricewaterhouseCoopers LLP did not audit the consolidated financial statements of Salomon Inc as of December 31, 1996 and for the year ended December 31, 1996, and that their opinion with respect to any amounts contained in such consolidated financial statements of Salomon Inc is based on the report of Arthur Andersen LLP. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                                                      APPENDIX A

                                 INDEX OF TERMS

                                                               PAGE
                                                              ------
Accelerated Maturity Date...................................      27
Accelerated Maturity Payment................................      27
Acceleration Event..........................................      27
Appreciation Cap............................................      26
Bankruptcy Event............................................      28
Calculation Period..........................................      34
Closing Price...............................................      26
Common Securities...........................................      24
Common Stock................................................      21
Current Market Price........................................      26
Declaration.................................................      24
ERISA Plans.................................................      47
Exchange Rate...............................................      26
Forward Contract............................................      40
Guarantee...................................................      41
Indenture...................................................      40
Investment Company Event....................................      28
Maturity Payment............................................      26
Non-U.S. Holder.............................................      46
Plans.......................................................      47
Pro rata....................................................      28
Quarterly Distributions.....................................      30
Regular Trustees............................................      24
Reorganization Event........................................      34
Reset Date..................................................      26
Sun Microsystems............................................      22
Tax Event...................................................      27
Then-Current Market Price...................................      34
Trading Day.................................................      34
Transaction Value...........................................      35
Treasury Proceeds...........................................      27
Treasury Securities.........................................      43
Trust V.....................................................      24
Trust Securities............................................      21
U.S. Holder.................................................      43
Yield Enhancement Payments..................................      41

-------------------------------------------------------------------------------

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the cover of this prospectus.


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                               TABLE OF CONTENTS

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Summary                                                                     2
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Risk Factors                                                               15
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Available Information                                                      19
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Salomon Smith Barney Holdings                                              20
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Use of Proceeds and Hedging Activities                                     21
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Capitalization                                                             22
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Issuer of the Common Stock                                                 22
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Historical Data on the Common Stock                                        23
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TARGETS Trust V                                                            24
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Description of the TARGETS                                                 25
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Description of the Forward Contract                                        40
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Description of the Guarantee                                               41
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Description of the Treasury Securities                                     43
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United States Federal Income Tax Considerations                            43
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ERISA Considerations                                                       47
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Underwriting                                                               48
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Legal Matters                                                              49
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Experts                                                                    49
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Index of Terms                                                             A-1
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                                                                 TARGETS TRUST V
                                                       2,850,000 TARGETED GROWTH
                                                       ENHANCED TERMS SECURITIES
                                                                    (TARGETS(R))



                                                                 With respect to
                                                             the common stock of
                                                          Sun Microsystems, Inc.
                                                                          Due on
                                                                    May 15, 2003
                                                             $16.525 per TARGETS


                                                                   Guaranteed by
                                                            Salomon Smith Barney
                                                                   Holdings Inc.





                                                                      PROSPECTUS
                                                                January 26, 2000






                                                            Salomon Smith Barney


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